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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

STRYKER CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2825 Airview Boulevard
Kalamazoo, MI 49002

NOTICE OF 2007 ANNUAL MEETING OF SHAREHOLDERS OF STRYKER CORPORATION

Date:  April 25, 2007

Time:  2:00 p.m., Eastern Time

Place:  Radisson Plaza Hotel & Suites at The Kalamazoo Center, Kalamazoo, Michigan

Items of Business:

•	Elect eight directors;

•	Approve the Executive Bonus Plan;

•	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007;

•	Consider and vote upon a shareholder proposal; and

•	Transact such other business as may properly come before the meeting.

All shareholders are cordially invited to attend the meeting. At the meeting, you will hear a report on our business and have a chance to meet our directors and executive officers. Our 2006 Annual Report is enclosed.

Only shareholders of record on February 28, 2007 may vote at the meeting.

Your vote is important. Please vote your shares promptly. To vote your shares, you may use the Internet or call the toll-free telephone number as described on your proxy card, or complete, sign, date and return your proxy card.

Thomas R. Winkel
Secretary

March 16, 2007

2825 Airview Boulevard
Kalamazoo, MI 49002

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
April 25, 2007

GENERAL INFORMATION

We are providing these proxy materials in connection with the solicitation by the Board of Directors of proxies to be used at the annual meeting of shareholders of Stryker to be held on April 25, 2007 and at any adjournment of the meeting. The solicitation will begin on or about March 16, 2007.

What am I voting on?

There are four proposals scheduled to be voted on at our annual meeting:

•	Election of eight directors;

•	Approval of the Executive Bonus Plan;

•	Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007; and

•	A shareholder proposal.

What are the Board’s recommendations?

All shares represented by a properly executed proxy will be voted unless it is revoked and, if a choice is specified, will be voted in accordance with the specification. If no choice is specified, the proxy holders will vote your shares in accordance with the recommendations of the Board of Directors, which are set forth with the discussion of each matter later in this Proxy Statement. In summary, the Board recommends that you vote:

•	FOR the election of the nominees for directors;

•	FOR approval of the Executive Bonus Plan;

•	FOR ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2007; and

•	AGAINST the shareholder proposal.

In addition, the proxy holders may vote in their discretion with respect to any other matter that may properly come before the meeting.

Who is entitled to vote?

At the close of business on February 28, 2007, the record date for the meeting, there were 408,827,091 shares of our Common Stock outstanding. For each proposal to be voted on, each shareholder is entitled to one vote for each share of Stryker Common Stock owned at that time.

How do I vote?

If you are a shareholder of record, you may vote by proxy in any of the following ways:

•	By Internet or Telephone — If you have Internet or telephone access, you may submit your proxy by following the voting instructions on the proxy card. If you vote by Internet or telephone, you should not return your proxy card.

•	By Mail — You may vote by mail by completing, dating and signing your proxy card and mailing it in the envelope provided. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as officer of a corporation, guardian, executor, trustee or custodian), you should indicate your name and title or capacity.

If you vote via the Internet or by telephone, your vote must be received by 5:00 p.m., Eastern Time, on April 24, 2007.

You may also vote in person at the annual meeting or may be represented by another person at the meeting by executing a proper proxy designating that person.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the beneficial owner of shares held in “street name.” As the beneficial owner, you will receive instructions from the street name holder that you must follow in order to have your shares voted.

If your shares are held in street name and you wish to vote in person at the meeting, you must obtain a proxy issued in your name from the street name holder.

May I change my mind after submitting a proxy?

If you are a shareholder of record, you may revoke your proxy before it is exercised by:

•	Written notice to the Secretary of the Company;

•	Timely delivery of a valid, later-dated proxy or later-dated vote by Internet or telephone; or

•	Voting by ballot at the annual meeting.

If you are a beneficial owner of shares held in street name, you may submit new voting instructions by contacting your brokerage firm, bank or other holder of record.

What are broker non-votes?

Broker non-votes on a matter occur when the broker, bank or other holder of record that holds your shares in street name is not entitled to vote on a matter without instruction from you and no instruction is given. Absent instruction from you, a street name holder may vote your shares in its discretion on the election of directors and ratification of the appointment of Ernst & Young LLP but may not vote your shares on the approval of the Executive Bonus Plan nor the shareholder proposal.

What is the required vote?

In the election of directors, the eight nominees receiving the highest number of votes will be elected. The other matters require the affirmative vote of a majority of the votes cast at the meeting, provided, in the case of Proposal 2, that the total vote cast represents over 50% of the outstanding Common Stock. Votes that are withheld with respect to the election of directors and broker non-votes and abstentions on the other matters are not counted as votes cast.

STOCK OWNERSHIP

Principal Shareholders

The following table sets forth certain information, as of December 31, 2006, with respect to beneficial ownership of Common Stock by the only person known by us to be the beneficial owner of more than 5% of our Common Stock.

Name and Address	Number of Shares	Percentage of
of Beneficial Owner	Beneficially Owned (#)	Class (%)

Advisory Committee for the Stryker Trusts(1)	95,212,552	23.34
100 West Michigan Avenue
Kalamazoo, Michigan 49007

(1)	This information is based solely upon information as of December 31, 2006 contained in a filing with the Securities and Exchange Commission (“SEC”) on February 12, 2007. Under the terms of the trust agreement establishing certain trusts for the benefit of members of the Stryker family, the Advisory Committee, consisting of Jon L. Stryker, Pat Stryker and Ronda E. Stryker, has full voting and disposition power with respect to 78,805,359 shares of Common Stock owned by the Stryker Trusts. Ronda E. Stryker is currently a director of the Company. A majority vote of the Advisory Committee is necessary with respect to matters regarding the shares of Common Stock held in the Stryker Trusts, including voting and disposition. Members of the Advisory Committee beneficially own in the aggregate an additional 16,407,193 shares of Common Stock in their individual or other capacities, including 70,500 shares that may be acquired by Ronda E. Stryker upon exercise of stock options.

Security Ownership of Directors and Executive Officers

The following table sets forth certain information about the ownership of Stryker Common Stock as of January 31, 2007 by our current directors, all of whom are standing for reelection, the executive officers named in the Summary Compensation Table under “Executive Compensation” on page 21 and all our executive officers and directors as a group.

	Number of				Percentage of
	Shares	Right to			Outstanding
Name	Owned (#)(1)	Acquire (#)(2)	Total (#)(3)		Shares (%)

Dean H. Bergy	68,081	270,600	338,681		*
John W. Brown	19,448,512	673,300	20,121,812		4.92
Luciano Cattani	30,000	138,400	168,400		*
Howard E. Cox, Jr.	600,732	112,100	712,832		*
Donald M. Engelman, Ph.D.	42,284	112,100	154,384		*
Louise L. Francesconi	0	0	0		*
Jerome H. Grossman, M.D.	242,500	112,100	354,600		*
Stephen Si Johnson	505,085	682,000	1,187,085		*
James E. Kemler	75,810	352,000	427,810		*
Stephen P. MacMillan	112,700	310,000	422,700		*
William U. Parfet	196,000	112,100	308,100		*
Ronda E. Stryker	83,795,858	72,100	83,867,958	(4)	20.53
Executive officers and directors as a group (15 persons)	105,444,365	3,646,500	109,090,865		26.47

*	Less than one percent.

(1)	Excludes shares that may be acquired through stock option exercises, but includes, in the case of Mr. MacMillan, 40,000 shares of restricted stock that vest in equal annual installments of 20,000 shares on May 31 of each of the years 2007 and 2008. Until vested, the shares of restricted stock are subject to forfeiture under certain conditions and may not be sold or otherwise transferred by Mr. MacMillan. Mr. MacMillan has the right to receive dividends on and to vote the restricted shares.

(2)	Includes shares that may be acquired within 60 days after January 31, 2007 upon exercise of options pursuant to Rule 13d-3 of the Securities Exchange Act of 1934.

(3)	Except for the shared beneficial ownership of shares of Common Stock attributed to Ms. Stryker as a member of the Advisory Committee for the Stryker Trusts and 113,336 shares held by Mr. Johnson’s wife as trustee, such persons hold sole voting and disposition power with respect to the shares shown in this column. Does not include 1,536,022 shares of Common Stock owned by our Savings and Retirement Plans that are voted as directed by management, except in the case of certain non-routine matters, which include Proposals 2 and 4, that will be voted as directed by the individual participants, including executive officers. The number of shares held by our Savings and Retirement Plans does not exceed 10,000 in the case of any executive officer.

(4)	Includes the shared beneficial ownership of shares of Common Stock held in the Stryker Trusts and attributed to Ms. Stryker as a member of the Advisory Committee. The Stryker Trusts hold 30,466,800 shares for the benefit of Ms. Stryker.

INFORMATION ABOUT THE BOARD OF DIRECTORS
AND CORPORATE GOVERNANCE MATTERS

Our business is managed under the direction of our Board of Directors. The Board conducts its business through meetings of the Board and its committees. The Board has adopted Corporate Governance Guidelines that are available in the “For Investors — Corporate Governance” section of our website at www.stryker.com. A copy will be mailed to any shareholder upon request to the Secretary at 2825 Airview Boulevard, Kalamazoo, Michigan 49002. The Board held 10 meetings, including five special meetings, and there were a total of 14 committee meetings during 2006. Each director attended more than 75% of the total meetings of the Board and the committees on which he or she served in 2006. We expect our directors to attend the annual meeting of shareholders unless they have a schedule conflict or other valid reason. All the then-serving Board members attended the 2006 annual meeting.

Independent Directors

Under the listing standards of the New York Stock Exchange (“NYSE”), a director is not independent unless the Board determines that he or she has no material relationship with Stryker, either directly or through any organization with which he or she is affiliated that has a relationship with Stryker. Based on a review of the responses of the directors to questions about employment history, affiliation and family and other relationships and on discussions with the directors, the Board has determined that Howard E. Cox, Jr., Louise L. Francesconi, Jerome Grossman, M.D., William U. Parfet and Ronda E. Stryker are independent under the NYSE listing standards. As a member of management, Stephen P. MacMillan, President and Chief Executive Officer, is not independent under the NYSE listing standards. Similarly, John W. Brown, Chairman of the Board, who retired as Chief Executive Officer at the end of 2004, cannot be considered an independent director until three years after his retirement. As a result of fees paid to Donald M. Engelman, Ph.D. as a consultant, he is not independent under the NYSE listing standards.

Board Committees

Our Board has three principal committees. The current membership, number of meetings held during 2006 and the function performed by each of these committees are described below. These committees act under written charters approved by the Board. These charters are available in the “For Investors — Corporate Governance” section of our website at www.stryker.com and will be mailed to any shareholder upon request to the Secretary at 2825 Airview Boulevard, Kalamazoo, Michigan 49002. The charters are reviewed and reassessed annually by the applicable committee and the Board.

None of the members of any of the committees is or ever has been an employee of the Company. The Board determined at its meeting in April 2006 that each of the committee members meets the independence standards for that committee within the meaning of the NYSE listing standards and applicable SEC regulations.

Audit Committee — Dr. Grossman (Chair), Mr. Cox and Mr. Parfet currently are members of the Audit Committee. The Audit Committee met five times during 2006. The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. It meets with management and the Company’s independent registered public accounting firm throughout the year and reports the results of its activities to the Board of Directors. Further information regarding the role of the Audit Committee is contained in its charter that is available in the “For Investors — Corporate Governance” section of our website at www.stryker.com. For further information, see “Audit Committee Report” on page 32. The Board has determined that Mr. Parfet is an “audit committee financial expert” for purposes of applicable SEC rules. Mr. Parfet currently serves on the audit committees of two other publicly-held companies. The Board reviewed Mr. Parfet’s other time commitments and has determined that such service does not impair his ability to serve on the Audit Committee.

Compensation Committee — Mr. Parfet (Chair), Mr. Cox and Ms. Stryker currently are members of the Compensation Committee, which met four times during 2006. The purpose of the Compensation Committee is to assist the Board in discharging its overall responsibilities relating to executive and stock-based compensation. The Committee reviews and approves corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other executive officers prior to the beginning of each year, evaluates current year performance in light of those goals and establishes compensation levels for the upcoming year, including salary and bonus targets. The Committee also administers and grants awards under the Company’s stock option and other equity-based compensation plans. Except in the case of the Chief Executive Officer, management provides recommendations to the Committee concerning salary, bonus potential and equity-based awards for our executive officers. The Chief Executive Officer’s compensation is subject to final approval by the independent directors. For further information, see the Compensation Committee’s charter that is available in the “For Investors — Corporate Governance” section of our website at www.stryker.com. Also, see “Compensation Discussion and Analysis” beginning on page 7.

Our Compensation Committee has the authority to retain and terminate a compensation consulting firm in order to assist the Committee in the evaluation of executive or non-employee director compensation. During 2006, the Compensation Committee retained Frederic W. Cook & Co., Inc. to assist the Committee by providing information and education on current trends in executive compensation and review our executive pay practices and stock option plans to ensure such practices are reasonable and competitive. The consultant reported to the Committee directly but was instructed by the Committee Chair to work with management to receive information and gain an understanding of the Company and any issues for consideration by the Committee. Frederic W. Cook & Co., Inc. had no other relationship with management or the Company and was considered to be independent. During December 2006, the Compensation Committee determined it would be appropriate to change the consultant and asked management to help identify a group of possible replacements. In January 2007, the Committee Chair reviewed materials provided to the Company by several compensation consulting firms and interviewed potential consultants. As of February 1, 2007, the Committee retained the consulting firm of Hay Group, Inc. The Compensation Committee considers Hay Group, Inc. to be independent and has directed that Hay Group, Inc. do no other work for the Company or management without instruction from or approval of the Committee Chair.

Governance and Nominating Committee — Ms. Stryker (Chair), Mr. Cox, Dr. Grossman and Mr. Parfet currently serve on the Governance and Nominating Committee. The Governance and Nominating Committee, which met four times during 2006, makes recommendations to the Board regarding individuals for nomination as director and Board committee assignments, oversees the evaluation of the Board and management and considers other matters relating to corporate governance. For further information, see the charter of the Governance and Nominating Committee that is available in the “For Investors — Corporate Governance” section of our website at www.stryker.com. When seeking to identify an individual to become a director to fill a new position or vacancy, the Committee will consult with incumbent directors, management and others. The Committee will consider, among other factors, the background and reputation of potential candidates in terms of character, personal and professional integrity, business and financial experience and acumen, how a person would complement the other directors in providing a diversity of expertise and experience and a person’s availability to devote sufficient time to Board duties. The Committee retained the services of Heidrick & Struggles to identify potential candidates and otherwise assist it in the search that resulted in Ms. Francesconi being elected a director in July 2006. Shareholders may recommend director candidates for consideration by the Governance and Nominating Committee by writing to the

Secretary at 2825 Airview Boulevard, Kalamazoo, Michigan 49002, giving the candidate’s name, relationship, if any, to the shareholder making the recommendation, biographical data and qualifications. The submission should also include a statement from the candidate consenting to being considered and, if nominated and elected, to serving as a director.

Management’s Role in Determining Executive Compensation

The Compensation Committee makes all final decisions regarding executive officer compensation, with the exception of the Chief Executive Officer whose compensation is determined by the independent members of the Board of Directors. Management’s involvement in executive compensation is typically for the Chief Executive Officer to make recommendations on compensation for those other than himself. The Vice President, Human Resources and/or the Vice President, Administration and Secretary are involved in all Compensation Committee meetings and generally their role is developing and presenting information on executive compensation, including responding to any Compensation Committee requests. During 2006, the role of management in determining executive and non-employee director compensation included:

•	Developing, summarizing and presenting information to enable the Compensation Committee to execute its responsibilities as well as addressing other requests or information needs of the Committee;

•	As requested, attending the Compensation Committee’s meetings, except during executive sessions, in order to provide information, respond to questions and otherwise assist the Committee;

•	Identifying annual bonus performance measures and individual performance goals for each named executive officer that are consistent with the Board-approved budgets and strategic plan, and advising the Compensation Committee regarding achievement against those performance goals;

•	Recommending a comparison group for Chief Executive Officer compensation comparison purposes;

•	Providing the Committee third-party compensation and benefits information on executive and non-employee director compensation levels generally;

•	Providing the Committee materials showing the accumulated in-the-money value of past stock option awards, as well as stock ownership holdings and compliance with guidelines; and

•	Preparing stock option award recommendations and related materials.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee has served as one of our officers or employees at any time. None of our executive officers serves as a member of the compensation committee of any other company that has an executive officer serving as a member of our Board of Directors. None of our executive officers serves as a member of the board of directors of any other company that has an executive officer serving as a member of the Compensation Committee.

Lead Director/Executive Sessions of Non-Management Directors

Pursuant to the recommendation of the Governance and Nominating Committee, Mr. Parfet has been designated the lead independent director, with responsibility for coordinating the activities of the other independent directors. Mr. Parfet chairs the executive session held in conjunction with each meeting of the Board in order to provide an opportunity for the non-management directors to discuss topics of concern without any member of management being present. Mr. Brown and Mr. MacMillan do not attend the executive sessions except that Mr. Brown may attend a portion of any session upon request. At least once a year, an executive session of only the independent directors is held.

Contacting the Board of Directors

Shareholders and other interested persons may communicate directly with the Board on a confidential basis by mail to Stryker Board of Directors at 2825 Airview Boulevard, Kalamazoo, Michigan 49002. All such communications will be received directly by the Chair of the Governance and Nominating Committee and will not be screened or reviewed by any Stryker personnel.

Code of Conduct/Code of Ethics

We have adopted a Code of Conduct applicable generally to our employees, officers and directors in the performance of their duties and responsibilities and a Code of Ethics applicable to the Chief Executive Officer, Chief Financial Officer and Controller. The Code of Conduct and Code of Ethics are posted on our website at www.stryker.com in the “For Investors — Corporate Governance” section and will be mailed to any shareholder upon request to the Secretary at 2825 Airview Boulevard, Kalamazoo, Michigan 49002.

Certain Relationships and Related Party Transactions

Riccardo Montozzi, the son-in-law of our Vice President; Group President, International, Luciano Cattani, is employed as the Business Unit Director of our MedSurg Group in Italy. Mr. Montozzi was hired by Stryker on December 3, 2001 and has held his current position since January 20, 2003. Mr. Montozzi’s 2006 salary was $129,454, his bonus was $39,001 and he was granted stock options to purchase 2,000 shares.

It is our policy that the Audit Committee approve or ratify transactions involving directors, executive officers or principal shareholders or members of their immediate families or entities controlled by any of them or in which they have a substantial ownership interest in which the amount involved exceeds $120,000 and that are otherwise reportable under SEC disclosure rules. Such transactions include employment of immediate family members of any director or executive officer. Management advises the Audit Committee at its regularly scheduled meeting in February of each year and at subsequent meetings of any such transaction that is proposed to be entered into or continued and seeks approval. In the event any such transaction is proposed for which a decision is required prior to the next regularly scheduled meeting of the Audit Committee, it may be presented to the Audit Committee Chair for approval, in which event the decision will be reported to the full Audit Committee at its next meeting. The Audit Committee approved Mr. Montozzi’s continued employment at its February 2007 meeting.

COMPENSATION DISCUSSION AND ANALYSIS

Named Executive Officers

The names and titles of our named executive officers (“NEOs”) for SEC reporting purposes are:

Name	Title

Stephen P. MacMillan	President and Chief Executive Officer
Dean H. Bergy	Vice President and Chief Financial Officer
Stephen Si Johnson	Vice President; Group President, MedSurg
James E. Kemler	Vice President; Group President, Biotech, Spine, Osteosynthesis and Development
Luciano Cattani	Vice President; Group President, International

Mr. Cattani is employed in Italy and paid in Euros. Dollar amounts in this Proxy Statement with respect to Mr. Cattani have been calculated using an exchange rate of 1.2557 Dollars per Euro, the average of the 2006 monthly average exchange rates.

Compensation Objectives

We believe that our executive compensation programs should be aligned with shareholder value creation and our practices should generally be structured to reward individual and organizational performance and be simple, concise and understandable. It is our practice that a significant percentage of each NEO’s compensation consists of variable pay.

The primary objectives of the compensation programs covering our NEOs are to:

•	Attract, retain and motivate highly talented executives who will drive the success of our business;

•	Align incentives with the achievement of measurable corporate, business unit and individual performance objectives based on financial and non-financial measures, as appropriate;

•	Provide pay that is comparable to similar roles in other large companies in the medical technology industry, as well as other competitors for talent generally; and

•	Ensure reasonable, affordable and appropriate compensation program costs.

Compensation Elements

The primary pay elements provided to our NEOs are:

•	Base salary;

•	Annual bonus delivered through individually structured short-term bonus plans; and

•	Equity-based long-term incentive compensation delivered in the form of stock option grants.

Other pay elements include the following:

•	Retirement Plans — the Stryker Corporation Savings and Retirement Plans and the Stryker Corporation Supplemental Savings and Retirement Plan. Mr. Cattani is a participant in a Company pension plan in which contributions are required by Italian law similar to the terms of plans generally available to all Italy-based employees;

•	Health and Welfare Benefits Plans — the NEOs, except Mr. Cattani, receive similar benefits to those provided to all other eligible U.S.-based employees, such as medical, dental, vision, life insurance and disability coverage; and

•	Perquisites — we have selectively provided perquisites to some of the NEOs. The perquisites are described later in this section (see “Perquisites” on page 15) and perquisites values are included in the Summary Compensation Table on page 21.

The Compensation Committee is provided materials by management that total the various compensation elements of the NEOs. The Committee makes decisions about each compensation element in the context of each NEO’s total pay package. Positions at higher levels at Stryker generally have a greater emphasis on variable pay elements of bonus and stock options, although no specific formula, schedule or tier is currently applied in establishing compensation “mix.”

Each of the compensation elements and its purpose is further described below.

Base Salary:  Base salary is intended to compensate the executive for the basic market value of the job, time in the position and the relation of that job to other positions in the Company. We review each NEO’s salary and performance annually. Our practice is to provide base salaries at rates we believe to be comparable with similar positions in the medical technology industry and other companies of similar size to Stryker. Factors that we consider in determining the level of executive pay include the job’s positioning compared to similar roles, performance against expectations and an individual’s job experience or unique role responsibilities. Base salary increases for 2006 were reviewed with the Compensation Committee in November 2005 and then approved by the Compensation Committee, and the independent directors of the Board in the case of the Chief Executive Officer, in February 2006. The effective date of changes in NEO base salary varies due to differences in merit increase cycles at our business divisions. Base salary rate increases from 2005 to 2006 are shown in the following table. Actual earned salary for 2006 is shown in the “Salary” column of the Summary Compensation Table on page 21.

	2006 Salary	2005 Salary	Percentage
Name	Rate ($)	Rate ($)	Increase (%)

Stephen P. MacMillan	900,000	850,000	5.9
Dean H. Bergy	355,000	325,000	9.2
Stephen Si Johnson	520,000	490,000	6.1
James E. Kemler	440,000	415,000	6.0
Luciano Cattani	781,045	753,420	3.7

Mr. MacMillan’s increase was based on factors including comparison to pay levels of chief executive officers in a medical technology comparison group (see “Chief Executive Officer Compensation” on page 17), the level of business performance in 2005, historical salary increases and time in job. Increases for the other NEOs were based on the scope of their responsibilities, the size of the businesses for which each was responsible, the level of performance in 2005 for the businesses for which each was responsible and time in job.

Annual Bonus:  Our annual bonuses are intended to motivate and reward executives for achieving or exceeding specific annual performance goals focused primarily on total Company performance in the case of Mr. MacMillan and Mr. Bergy and the performance of the businesses for which the other NEOs are responsible. The bonus potential is established in the same general manner as salaries, with the view that, if the full potential is attained, the NEO’s total cash compensation should be competitive, taking into account the scope of the individual’s responsibility, time in the position and overall level of performance in the role. Potential payments available in 2006 ranged from 0% to 120% maximum of a target value, depending on performance results. The following table provides the target bonus, actual payment and actual payment as a percentage of target value for each NEO in 2006:

			Payment as
	Target	Actual	Percentage of
Name	Value ($)	Payment ($)	Target (%)

Stephen P. MacMillan	900,000	877,500	98
Dean H. Bergy	325,000	312,000	96
Stephen Si Johnson	480,000	395,000	82
James E. Kemler	335,000	320,000	96
Luciano Cattani	390,523	251,140	64

For 2006, each NEO’s bonus, in addition to a target, required a threshold level of performance for each measure that had to be achieved before any bonus could begin to be earned. The target and threshold goals were determined by the Compensation Committee and communicated in December 2005 and were not subject to adjustment during the year. The goals approved by the Compensation Committee were believed to be challenging, stretch goals for the management group.

The annual bonus objectives, weightings and goals for each NEO for 2006 are summarized in the following tables. You should consider the following information when reviewing the tables:

•	The tables express many of the goals for the performance measures as a percentage change from 2005 actual results. In the case of inventory management (days inventory on hand) and accounts receivable management (days sales outstanding), a negative number represents an improvement in the performance measure.

•	Threshold is the performance required before any bonus begins accruing. Results at or below the threshold level shown yield a zero bonus payment for that performance measure. Results for most measures are prorated between threshold and target goals. Meeting the target goal results in 100% of bonus for the particular measure.

•	The bonus goals for performance measures that are qualitative in nature are not shown since the determination of achievement requires a subjective evaluation. We consider the threshold payment for such measures to be 0%.

Mr. MacMillan — President and Chief Executive Officer

	2006 Threshold			2006 Target
		Goal as			Goal as
		Percentage	Payment as		Percentage	Payment as
		Change	Percentage		Change	Percentage
		Over 2005	of Target		Over 2005	of Target
Measure	Goal	Actual	Bonus (%)	Goal	Actual	Bonus (%)

Earnings per share(1)	$1.99	19.2%	0	$2.02	21.0%	50
Cash from operations(2)	$619.9 mil.	4.1%	0	$660.0 mil.	10.8%	30
Workforce diversity	(3)	(3)	0	(3)	(3)	10
Other	(4)	(4)	0	(4)	(4)	10

			0%			100%

(1)	Adjusted to exclude the impact of the charges to write off purchased in-process research and development in 2006 and 2005 in conjunction with acquisitions and the additional income tax expense associated with the repatriation of foreign earnings in 2005.

(2)	Cash from operations is an internal performance measure that adjusts net cash provided by operating activities as reported in our Consolidated Financial Statements for the effect of purchases and sales of property, plant and equipment and the excess income tax benefit from the exercise of stock options.

(3)	The workforce diversity goal was to increase diversity representation within the U.S. businesses by 0.5%.

(4)	Qualitative measures related to strengthening our Orthopaedic Implant business, improving shareholder communications and conducting quarterly business reviews with the Board of Directors.

Mr. Bergy — Vice President and Chief Financial Officer

	2006 Threshold			2006 Target
		Goal as			Goal as
		Percentage	Payment as		Percentage	Payment as
		Change	Percentage		Change	Percentage
		Over 2005	of Target		Over 2005	of Target
Measure	Goal	Actual	Bonus (%)	Goal	Actual	Bonus (%)

Earnings per share(1)	$1.99	19.2%	0	$2.02	21.0%	40
Cash from operations(2)	$619.9 mil.	4.1%	0	$660.0 mil.	10.8%	40
Finance teams	(3)	(3)	0	(3)	(3)	10
Investor relations	(4)	(4)	0	(4)	(4)	10

			0%			100%

(1)	Adjusted to exclude the impact of the charges to write off purchased in-process research and development in 2006 and 2005 in conjunction with acquisitions and the additional income tax expense associated with the repatriation of foreign earnings in 2005.

(2)	Cash from operations is an internal performance measure that adjusts net cash provided by operating activities as reported in our Consolidated Financial Statements for the effect of purchases and sales of property, plant and equipment and the excess income tax benefit from the exercise of stock options.

(3)	Qualitative measure related to strengthening the corporate and divisional finance teams.

(4)	Qualitative measure related to relations with and presentations to investor groups.

Mr. Johnson — Vice President; Group President, MedSurg

	2006 Threshold		2006 Target
	Goal as		Goal as
	Percentage	Payment as	Percentage	Payment as
	Change	Percentage	Change	Percentage
	Over 2005	of Target	Over 2005	of Target
Measure(1)	Actual	Bonus (%)	Actual	Bonus (%)

Operating income	12.0%	0	23.8%	50
Cash flow	4.9%	0	23.4%	10
Inventory management	(2.4)%	0	(11.8)%	10
Accounts receivable management	7.5%	0	(1.7)%	10
Workforce diversity	(2)	0	(2)	10
Other	(3)	0	(3)	10

		0%		100%

(1)	Goals are specific to the MedSurg Group businesses.

(2)	The workforce diversity goal was to increase diversity representation within the businesses for which Mr. Johnson was responsible by 0.5%.

(3)	Qualitative measures related to global sales growth and strengthening divisional finance teams.

Mr. Kemler — Vice President; Group President, Biotech, Spine, Osteosynthesis and Development

	2006 Threshold		2006 Target
	Goal as		Goal as
	Percentage	Payment as	Percentage	Payment as
	Change	Percentage	Change	Percentage
	Over 2005	of Target	Over 2005	of Target
Measure(1)	Actual	Bonus (%)	Actual	Bonus (%)

Operating income	18.8%	0	23.7%	30
Cash flow	11.6%	0	14.6%	10
Inventory management	32.7%	0	26.4%	10
Product shipments growth	12.0%	0	18.2%	20
Clinical and regulatory programs	(2)	0	(2)	15
Workforce diversity	(3)	0	(3)	5
Other	(4)	0	(4)	10

		0%		100%

(1)	Goals are specific to the Biotech, Spine, Osteosynthesis and Development Group businesses.

(2)	Subjective measurement of the quality and timeliness of regulatory filings related to the Company’s OP-1® and Spine products.

(3)	The workforce diversity goal was to increase diversity representation within the businesses for which Mr. Kemler was responsible by 0.5%.

(4)	Qualitative measure related to strengthening divisional leadership.

Mr. Cattani — Vice President; Group President, International

	2006 Threshold		2006 Target
	Goal as		Goal as
	Percentage	Payment as	Percentage	Payment as
	Change	Percentage	Change	Percentage
	Over 2005	of Target	Over 2005	of Target
Measure(1)	Actual	Bonus (%)	Actual	Bonus (%)

Operating income	7.1%	0	15.5%	50
Cash flow	(4.9)%	0	4.9%	15
Inventory management	8.2%	0	2.3%	10
Accounts receivable management	8.1%	0	0.8%	10
Other	(2)	0	(2)	15

		0%		100%

(1)	Goals are specific to the International Group businesses.

(2)	Qualitative measures related to organizational development and business growth plans in our Asia/Pacific divisions.

In addition, in 2006, all NEOs had the opportunity to earn an overachievement bonus of an additional 20% of target bonus based on exceeding Company budget goals. The overachievement goals were net earnings per share of $2.09, a 25% increase over 2005, and sales of $5.7 billion, a 17% increase over 2005. Those goals, which were established in December 2005, were not met and no overachievement bonus was paid to any NEO for 2006.

The final determination of the actual bonuses paid included a subjective evaluation of each individual’s performance in light of the competitive environment in the businesses for which he had responsibility, other challenges faced by him and other significant achievements by him during the year. The instances of exercised discretion on annual bonus payments to each NEO are quantified in the “Bonus” column of the Summary Compensation Table on page 21.

The Chief Executive Officer made recommendations and provided rationale to the Compensation Committee regarding the bonus payout for each other officer. The Compensation Committee reviewed these recommendations and then acted to approve the bonuses paid for the 2006 year. The Compensation Committee and the independent directors reviewed and acted to approve the 2006 bonus payment for the Chief Executive Officer.

Long-term Incentive Compensation:  The objectives of the long-term incentive portion of our compensation package are to:

•	Align the personal and financial interests of management and other employees with shareholder interests;

•	Balance short-term decision-making with a focus on improving shareholder value over the long term;

•	Provide a means to attract, reward and retain a skilled management team; and

•	Provide the opportunity to build a further ownership position in Stryker stock.

The long-term incentive mechanism at Stryker has been and continues to be stock option awards, the ultimate value of which is dependent on increases in our stock price. Stock options are granted to provide employees with a personal financial interest in the Company’s long-term success, encourage retention and enable us to compete for the services of new employees in an extremely competitive market and industry. We continue to find that stock options are the most appropriate means to accomplish our long-term incentive objectives.

We have designed our stock option program to deliver long-term awards at a highly competitive level while incurring a minimal level of expense and shareholder dilution relative to other long-term incentive programs. Stryker’s compound annualized growth rate in stock price has been 22% per year over the past 10 years. We have reviewed alternative long-term incentive programs and examined their alignment with our long-term incentive plan objectives as well as their financial impact on our compensation expense. It is the view of the Compensation Committee that stock options represent the optimal use of the Company’s resources and the best way to achieve the objectives of the long-term compensation element.

We maintain three equity-based long-term incentive plans that shareholders have previously approved — the 1988 Stock Option Plan, 1998 Stock Option Plan and 2006 Long-Term Incentive Plan. Options remain outstanding from the 1988 Plan, although no further grants may be made under that Plan. No awards have been issued yet under the 2006 Long-Term Incentive Plan. The 2006 Long-Term Incentive Plan provides for the use of options, restricted stock and other types of stock and unit awards.

We award nonqualified stock options, with ten-year terms, typically vesting 20% per year over at least five years from grant date and establish grant prices equal to the closing price on the day before the grant date. Option grant prices may be slightly higher for option recipients in foreign countries in order to maximize stock option tax benefits to the Company and the recipients. Our plans prohibit repricing options without shareholder approval and do not include a “reload” feature — which means the recipient is only able to exercise the number of shares in the original stock option grant. Our practice has been to make an annual award to the majority of recipients as well as periodic hire-on awards to select new hires.

Beginning in 2006, annual stock option awards have been granted by the Compensation Committee in February of each year. Under the revised policy adopted in February 2007, off-cycle grants, including hire-on awards, are made on the first business day of May, August and November following approval of the award by the Chief Executive Officer. These grants are reported to the Compensation Committee and the Board at their next regular meetings. All options have been and will be made at the closing price on the day prior to the grant date as required under the Plans. For more information, see “Equity-Based Compensation Award Granting Policy” on page 16.

Annual stock option grants are made at the discretion of the Compensation Committee, with the exception of non-employee director awards that are granted by the Board of Directors. Management makes recommendations to the Compensation Committee as to the stock option award levels and terms. The determination with respect to the number of options to be granted to any particular participant is ultimately subjective in nature, although analysis and reports are used to establish award levels for groups of recipients. While no specific performance measures are applied, factors considered in determining the number of options to be awarded to an individual include his or her level of responsibility and position within the Company, demonstrated performance over time, value to our future success, historic grants, retention concerns and, in the aggregate, share availability under our plans and overall Company expense and shareholder dilution from awards as measured by “overhang” and “run rate.” These last two terms pertain to calculations providing information on potential dilution of earnings and the rate at which stock option grants are being made under our equity plans. Management provides the Compensation Committee information on grants made in the past three years and the accumulated value of all stock option awards outstanding to each NEO.

Beginning in 2006, where permissible by law, we required U.S. employees who received stock options, including Mr. Bergy, Mr. Johnson and Mr. Kemler, to sign a version of the Company’s confidentiality, non-competition and non-solicitation agreement. An employee who violates the agreement will be required to surrender unexercised options and repay gains on any exercised options. Mr. MacMillan’s special stock option grant included similar confidentiality, non-competition and non-solicitation provisions (see “Chief Executive Officer Compensation” beginning on page 17). Due to variations in laws outside the U.S., non-U.S. employee recipients of option grants, including Mr. Cattani, may not be subject to these provisions. Mr. Cattani’s employment agreement does, however, contain provisions regarding non-competition. See “Potential Payments Upon Termination — Potential Payments to Mr. Cattani Upon Termination” on page 28.

The table below shows the size of the 2006 stock option grants to each of the NEOs.

			Compensation Cost
	Number of		Recognized for 2006
Name	Shares (#)		Grants ($)(2),(3)

Stephen P. MacMillan	1,000,000	(1)	1,949,000
Dean H. Bergy	55,000		163,746
Stephen Si Johnson	85,000		253,062
James E. Kemler	80,000		238,176
Luciano Cattani	65,000		194,103

(1)	See “Chief Executive Officer Compensation” on page 17 for detail on this special award.

(2)	Represents 2006 FASB Statement No. 123 (revised), Share-Based Payment (“FAS 123R”) compensation cost recognized by the Company for stock option awards made in 2006.

(3)	The stock option FAS 123R values throughout this Proxy Statement have been calculated using the Black-Scholes option pricing model and the assumptions in the following table:

	2006
Black-Scholes Model	Mr.	Other
Assumptions(a)	MacMillan(b)	NEOs(c)	2005	2004	2003	2002	2001

Risk-free interest rate	4.59%	4.54%	2.87%	1.94%	2.27%	3.76%	4.99%
Expected dividend yield	0.23%	0.23%	0.19%	0.19%	0.18%	0.18%	0.15%
Expected stock price volatility	24.8%	24.8%	30.7%	34.3%	35.8%	37.4%	38.0%
Expected option life	8.7 years	6.5 years	6.5 years	6.5 years	6.5 years	6.5 years	6.6 years

(a)	The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant. Expected stock price volatility is based on historical volatility of the Company’s stock. The expected option life, representing the period of time that options are expected to be outstanding, is based on historical option exercise and employee termination data.

(b)	The Black-Scholes assumptions for Mr. MacMillan’s special option grant in 2006 differ due to the longer vesting period of the grant.

(c)	The 2006 option grant exercise price for Mr. Cattani and other Italian-based option recipients was six cents per share higher than grants to other recipients in order to maximize the stock option benefit to them and Stryker under Italian tax law. Accordingly, the Black-Scholes value of Mr. Cattani’s grant is slightly lower than the other NEO grants, while all other valuation assumptions are identical.

Retirement Plans:  We provide various retirement plans for purposes of assisting our employees and executives with retirement income planning and increasing the attractiveness of employment with the Company. The retirement plans for our executives are designed in combination to achieve those purposes and to provide a competitive benefit. We have defined benefit programs for some employees in certain international locations; however, no NEO participates in any defined benefit plan sponsored by us. We provide a defined contribution plan, the Stryker Corporation Savings and Retirement Plan (“401(k) Plan”), that is available to all eligible U.S. employees and a nonqualified supplemental retirement plan, the Stryker Corporation Supplemental Savings and Retirement Plan (“Supplemental Plan”), in which select executives may participate. Mr. Cattani does not participate in these Plans as he is not an eligible U.S. employee. The Company makes payments on behalf of Mr. Cattani and other local employees to the governmental pension program in Italy.

Under the 401(k) Plan, we match fifty cents per dollar of the first 8% of pay contributed by the employee up to the Internal Revenue Code limits ($15,000 annual deferral and $220,000 compensation in 2006). The matching contribution on the first 4% of employee deferral is invested in the Stryker Stock Fund. The Supplemental Plan provides benefits comparable to the 401(k) Plan after Internal Revenue Code deferred limits have been reached. Participants may defer up to 75% of total plan eligible compensation (salary and bonus for the NEOs) under the 401(k) and Supplemental Plans.

In addition to the Company match, subject to Board approval, a discretionary Company contribution may be made to the 401(k) Plan and the Supplemental Plan each year. The Board has historically approved a discretionary contribution of 7% of Plan eligible compensation for all employees eligible under the 401(k) and Supplemental Plans.

Matching and discretionary contributions to our 401(k) and Supplemental Plans vest based on the service years (at least 1,000 working hours) of the participant, as follows:

•	20% with two years of service;

•	40% with three years of service;

•	60% with four years of service; and

•	100% with five years of service.

Health and Welfare Benefits Plans:  We provide other benefits such as medical, dental, life insurance and disability coverage to each NEO under benefits plans that are provided to all our eligible U.S.-based employees, or in the case of Mr. Cattani, to our Italy-based employees. The benefits plans are part of our overall total compensation offering and are provided to be both competitive with other employers and provide health care coverage for our employees and their families. The NEOs, except for Mr. Cattani, generally have no additional Company-paid health benefits. Similar to all other U.S.-based employees, our NEOs, other than Mr. Cattani, have the ability to purchase supplemental life, dependent life, long-term care insurance and accidental death and dismemberment coverage through the Company. The value of these benefits is not included in the Summary Compensation Table since they are made available to all our U.S. employees. Mr. Cattani is provided life insurance coverage for which the payments of premiums are included in the Summary Compensation Table on page 21. We do not provide any form of post-retirement health care benefits to any employee.

Perquisites:  Our practice is to provide executive perquisites based on individual considerations that are limited and, we believe, less than competitive practice. In 2006, we paid country club fees for Mr. MacMillan at the Kalamazoo Country Club and paid for the costs associated with an annual physical examination performed at our request. Mr. Cattani is provided a vehicle and driver consistent with local market practice, which had a nominal level of non-business use in 2006, and we paid for his spouse’s travel expenses for one business trip during 2006. Mr. MacMillan, Mr. Bergy, Mr. Johnson and Mr. Cattani, who were accompanied in some instances by their spouse, participated in a business planning meeting held in 2006 for which we have determined under SEC disclosure rules a personal benefit should be attributed. The values of these perquisites and other personal benefits for 2006 are included in the “All Other Compensation” column of the Summary Compensation Table on page 21.

Employee Stock Purchase Plan:  We provide employees in the U.S. and several other countries the ability to voluntarily purchase Stryker stock on a non-discounted basis through after-tax payroll deduction under our Employee Stock Purchase Plan (“ESPP”) as a way to facilitate employees becoming shareholders of our stock. The ESPP purchases stock monthly for participants on a non-discounted basis through a third-party plan administrator. None of our NEOs participated in the ESPP during 2006.

Executive Pay Determination and the Role of Benchmarking

We regularly review, revise and amend our compensation policies, practices and programs to determine if they are both appropriate and responsive to our business needs. We do not believe compensation levels should be established by focusing exclusively on market comparison data and historically have not found it necessary to conduct extensive external market benchmarking of our executive pay levels or practices. In 2006, the Compensation Committee was provided data showing executive officer compensation levels at 125 precision instruments companies as published in a survey by The Conference Board. A more detailed market comparison was conducted for the Chief Executive Officer position (see “Chief Executive Officer Compensation” on page 17). For 2007 and beyond, we have concluded that additional market compensation information would be a useful reference point for the Compensation Committee and expect to provide additional comparison information to the Committee to better reflect changes in our industry and the marketplace.

Executive and Non-Employee Director Stock Ownership Guidelines

Stryker has a stock ownership guideline policy in place for all corporate officers, including the NEOs, and operating division presidents and vice presidents. This reflects our conviction that all senior executives should have meaningful actual share ownership positions in the Company in order to reinforce the alignment of management and shareholder interests. We first adopted ownership guidelines in 2001. The Compensation Committee periodically reviews the guideline requirements to ensure they continue to be reasonable and competitive. The Compensation Committee receives an annual update from management on the progress toward the ownership goals. In February 2007, the Compensation Committee modified the guidelines to include a requirement that 25% of the net shares from option exercises not be disposed of until the applicable ownership guideline is achieved. Executives and non-employee directors in compliance with the ownership guidelines may exercise and sell shares, once vested, as long as they continue to maintain share ownership levels at or above the ownership guidelines. The Compensation Committee also approved a change in the time expectation for non-employee directors to achieve guidelines. The compliance guideline was changed from three years to five years for new non-employee directors in order to provide a more appropriate time period for new directors to make stock purchases.

The ownership requirements are:

	Market Value of	Expected Time
Position	Stock Owned	Period to Comply

Non-Employee Directors	5 times annual retainer	5 years
Chief Executive Officer	5 times salary	3 years
Corporate Officers	3 times salary	5 years

Stock owned includes shares owned outright, including 401(k) Plan shares, but does not include stock options. As of December 31, 2006, all of our non-employee directors (except one recently appointed director) and all NEOs are at or above the applicable stock ownership guideline requirement.

Employment Agreements and Severance Policy

We generally do not provide employment agreements, with the exception of unique circumstances or if such agreements are customary in foreign countries. Of the NEOs, we have employment agreements with Mr. MacMillan and Mr. Cattani. Mr. MacMillan’s five-year employment agreement, which was entered into in connection with his employment by the Company in June 2003, is described under “Chief Executive Officer Compensation” beginning on page 17. Potential payments due to Mr. MacMillan and Mr. Cattani upon termination are quantified under “Executive Compensation — Potential Payments Upon Termination” on page 27.

We have no severance agreements in place with any NEO except for payments potentially due under the employment agreements with Mr. MacMillan and Mr. Cattani. In the United States, we maintain a discretionary severance policy for all eligible employees, which could potentially include the NEOs other than Mr. MacMillan and Mr. Cattani. The discretionary policy potentially provides for two weeks of salary per year of service up to a maximum payment of one year’s salary for eligible employees as determined by the Company. Our discretionary severance policy permits us to modify the payment amount, including increasing the amount, if circumstances warrant. In addition, we may elect to pay severance to NEOs outside the terms of the discretionary severance policy. In recent years, two former NEOs with long and successful careers with us expressed their desire to remain employed in roles with meaningful yet reduced responsibilities. These requests were considered and agreed to by the Chief Executive Officer and in each instance the employee’s compensation was reduced when the change in role occurred. We may choose to approve similar work arrangements with other NEOs in the future or make other arrangements. We will consider each situation on an individual basis.

Equity-Based Compensation Award Granting Policy

We initially adopted a stock grant and pricing policy for grants made to new hires in 2006 and then, at the February 2007 Board of Directors meeting, adopted a policy covering all equity awards, both off-cycle (including hire-on) and ongoing annual grants. Key provisions of the policy include:

•	Any equity award to the Chief Executive Officer of Stryker is granted by the Compensation Committee and submitted for approval to the independent directors of the Board. Non-employee director grants are made by the full Board.

•	The Compensation Committee has delegated to the Chief Executive Officer the authority to make “off-cycle grants” in situations where we are seeking to attract a senior level hire, recognize an employee for significant achievements or in other special circumstances. Annual limits are defined both per individual employee (10,000 stock options and 5,000 restricted shares) and in the aggregate (300,000 stock options and 150,000 restricted shares).

•	The Compensation Committee believes establishing a grant date in advance of the actual award of equity grants is important to ensure the integrity of the award granting process. Therefore, each annual grant and off-cycle grant of equity-based compensation will be awarded on a pre-determined date, as follows:

•	The annual grant of equity-based compensation awards will be made on the date of the February meeting of the Board of Directors. Any change in the annual grant date must be made with the prior approval of the Board;

•	Off-cycle awards will be granted by the Chief Executive Officer pursuant to delegated authority from the Compensation Committee on the first business day of May, August or November next following the date of hire. Off-cycle awards will be reported to the Compensation Committee and the Board of Directors at their next regular meetings; and

•	The fair market value of Stryker stock used to establish the exercise price of options will be the closing sales price as reported on the NYSE Composite Transactions for the last market trading day prior to the grant date.

•	No equity grant will be backdated and the timing of the public release of material information or the grant of any equity award will not be established with the intent of unduly benefiting a grantee under an equity award.

Chief Executive Officer Compensation

Compensation Information:  During 2006, for purposes of its review of Mr. MacMillan’s pay, we provided the Compensation Committee with market information on compensation levels at a designated comparison group. The companies comprising the comparison group were Abbott Laboratories, Baxter International Inc., Becton, Dickinson and Company, Biomet, Inc., Boston Scientific Corporation, C.R. Bard, Inc., Fisher Scientific International Inc., Johnson & Johnson, Medtronic, Inc., Smith & Nephew plc, St. Jude Medical, Inc. and Zimmer Holdings, Inc. We determined the comparison group by considering companies that met the majority of the following criteria:

•	Relevant executive labor market or product competitors;

•	Comparably-sized publicly-traded companies in related industry;

•	Similar business operations;

•	Significant global operations; and

•	Comparable sales volumes, market capitalization and growth rates in revenue and earnings.

The comparison group was determined by management other than Mr. MacMillan and approved by the Compensation Committee. Compensation levels were provided to the Compensation Committee both inclusive of and exclusive of the two largest comparison companies to highlight any potential impact comparison to larger organizations might have in the resulting data. Data from a survey published by The Conference Board that summarizes chief executive officer compensation levels at 125 precision instruments companies was also provided to the Committee. The Compensation Committee considered the reasonableness and competitiveness of the market compensation information but ultimately exercised subjective judgment in determining Chief Executive Officer pay in the context of the Company’s compensation objectives.

Base Salary:  Mr. MacMillan received a 5.9% increase from $850,000 to $900,000. This increase was based on several factors, including review of pay levels for the comparison group chief executive officer positions, level of business performance in 2005, historical base salary increases and time in the job.

Annual Bonus:  Mr. MacMillan achieved 98% of his 2006 bonus objectives resulting in an $877,500 payout based on his accomplishments against target goals related to net earnings per share and cash from operations, as well as achievement against certain qualitative measures. Mr. MacMillan’s bonus payout was 18% higher than his actual bonus payment for 2005. The 2006 measures and goals were presented in detail previously under “Compensation Elements — Annual Bonus” on page 9.

Long-term Incentive Compensation:  On February 7, 2006, the Corporation granted a special nonqualified option to purchase an aggregate of 1,000,000 shares of Stryker Common Stock at a price of $46.85 per share (the closing price as reported by the NYSE Composite Transactions on February 6, 2006) to Mr. MacMillan. This award was made as Mr. MacMillan approached completing his third year with the Company, his first year as Chief Executive Officer and as part of our leadership transition plans following Mr. Brown’s successful tenure as CEO for the prior 26 years. As part of its deliberations concerning the special grant, the Board of Directors considered several alternatives and determined the special grant would provide the best incentive for Mr. MacMillan by closely aligning his interests with those of our shareholders, as well as act as a significant long-term retention tool in the early tenure of Mr. MacMillan as our Chief Executive Officer. The Board determined that this special grant should contain terms that provide additional alignment of Mr. MacMillan’s interests with those of the shareholders by requiring a portion of this grant be exercised each year and held by Mr. MacMillan as long as he is Chief Executive Officer. The Board of Directors also felt it was important that this special grant contain certain other provisions that protect the Company’s interests and included provisions addressing various employment termination and repayment terms. The Board of Directors indicated at the time of the grant its intention that the special award would be in lieu of other stock-based awards that might otherwise be made to Mr. MacMillan until February 2011.

The provisions of Mr. MacMillan’s special award include:

•	The option vests and becomes exercisable in eight equal annual installments of 100,000 shares, with the balance of 200,000 shares becoming exercisable in 2015.

•	Mr. MacMillan must exercise (or forfeit) the option in cash for at least 5,000 shares (including shares withheld to satisfy applicable withholding taxes) in the 12-month periods, beginning on February 7, 2007 and on the first eight anniversaries thereof, and the shares acquired must be held by him as long as he is our Chief Executive Officer. Based on the $46.85 exercise price of the special stock option grant, Mr. MacMillan will be paying $234,250 before taxes for the minimum exercise in each year. Mr. MacMillan will also be required to pay applicable income taxes on gains recognized upon exercise.

•	Mr. MacMillan must continue to hold for at least one year after exercise at least 25% of any shares acquired upon exercise of the option over and above the annual 5,000 share minimum.

•	If Mr. MacMillan’s employment is terminated by reason of disability or death, he or his estate will have the right to exercise the vested portion for a period of three years. In the event his employment terminates for any other reason, he may exercise the vested portion during the 30 days following termination.

•	If, during his employment or the two-year period thereafter, Mr. MacMillan breaches any of the non-competition, non-solicitation, non-disclosure and invention ownership provisions contained in his employment agreement or any other agreement that he enters into with Stryker, the unexercised portion of the option will be rescinded. He will also be required to return any shares of Common Stock that he acquired upon exercise of the option (against payment by Stryker of the lesser of the exercise price or the fair market value of the Common Stock at that time) and repay to Stryker the gain realized on any such shares that he has disposed of. These provisions will also be applicable if Mr. MacMillan’s employment is terminated for cause, as defined in his employment agreement, or if it is determined within one year after termination for any other reason, including voluntary termination, that the Board of Directors would have been justified in terminating his employment for cause if the facts and circumstances had been known prior to termination.

•	The option will expire on February 6, 2016.

Additionally, on May 31, 2006, 20,000 shares of the restricted stock previously awarded to Mr. MacMillan vested. The closing stock price on the vesting date was $43.90. These restricted shares are part of Mr. MacMillan’s 2003 grant of 100,000 restricted shares in connection with his acceptance of employment.

Employment Agreement and Termination Payments:  We entered into a five-year employment agreement with Mr. MacMillan in connection with his employment as our President and Chief Operating Officer in June 2003. As an inducement to Mr. MacMillan to accept employment, we paid Mr. MacMillan $300,000 and granted him a restricted stock award of 100,000 shares of Common Stock vesting 20% each year on May 31. Pursuant to the agreement, Mr. MacMillan is entitled to receive a base salary of not less than $550,000 per year and a bonus based on a potential of not less than $500,000 per year, with the amount of the bonus for any period being based on the Company’s performance against established goals and objectives. If Mr. MacMillan’s employment is terminated by the Company without cause or voluntarily by him with good reason, he will be entitled to receive, in addition to accrued amounts and a pro-rated bonus for the year of termination, a lump sum payment of $2,100,000 if such termination occurs between June 1, 2006 and May 31, 2007, and $1,050,000 if such termination occurs between June 1, 2007 and May 31, 2008, and all restricted stock awards become immediately vested. In addition, Mr. MacMillan and his family will be entitled to continue to receive benefits, including medical, dental, disability and group life insurance programs, under any benefits plan, program, practice or policy of the Company for 24 months if such termination occurs during the 12 months ending May 31, 2007 and 12 months if such termination occurs during the 12 months ending May 31, 2008 or any longer period that the plan, program, practice or policy provides. Mr. MacMillan has agreed to non-competition and non-solicitation of Stryker customers and employees for the two-year period following termination. Mr. MacMillan’s agreement also contains non-disclosure, confidentiality and non-disparagement provisions. Mr. MacMillan’s agreement does not include gross-up provisions with respect to the Company reimbursing him for income tax payments.

Tax and Accounting Issues

Deductibility of Executive Compensation:  In evaluating the compensation programs covering our NEOs, the Compensation Committee considers the potential impact on the Company of Section 162(m) of the Internal Revenue Code. Section 162(m) eliminates the deductibility of compensation over $1 million paid to the NEOs, excluding “performance-based compensation” meeting certain requirements as defined in the Internal Revenue Code section. A compensation program generally will qualify as performance-based if compensation is based on pre-established objective performance targets, the program’s material features have been approved by shareholders and there is no discretion to increase payments after the performance targets have been established for the performance period.

The Compensation Committee generally intends to maximize deductibility of compensation under Section 162(m) of the Internal Revenue Code to the extent consistent with our overall compensation program objectives, while also maintaining maximum flexibility in the design of our compensation programs and in making appropriate payments to executives. The Compensation Committee may choose to authorize compensation that does not meet the requirements of Section 162(m) if it determines such payments are appropriate. At its meeting in February 2007, the Compensation Committee approved a new Executive Bonus Plan that is subject to shareholder approval and is designed to meet the requirements of Section 162(m). See “Proposal 2 — Approval of Executive Bonus Plan” on page 34. Our stock options are granted so as to ensure deductibility of any gains under Section 162(m).

Tax Implications of Internal Revenue Code Section 409A:  Our Supplemental Plan is generally subject to Section 409A of the Internal Revenue Code, which changed the applicable tax rules for many compensation arrangements. Section 409A subjects employees to tax penalties with respect to deferred compensation arrangements that do not comply with its provisions. We believe we are operating our various compensation plans in good faith compliance with Section 409A.

Share-Based Compensation:  Effective January 1, 2006, we adopted the provisions of FAS 123R. FAS 123R requires companies to measure the cost of employee stock options based on the grant-date fair value and recognize that cost over the period during which a recipient is required to provide services in exchange for the options, typically the vesting period. We adopted the provisions of FAS 123R using the modified-retrospective transition method. Under this method, we restated all prior periods on a consistent basis based on the pro forma expense previously disclosed.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis and, on the basis of such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by:

William U. Parfet, Chair
Howard E. Cox, Jr.
Ronda E. Stryker

Members of the Compensation Committee

EXECUTIVE COMPENSATION

Summary Compensation Table

This table sets forth information regarding all elements of the compensation we paid to our principal executive officer, principal financial officer and three other most highly compensated executive officers (the “NEOs”) for fiscal year 2006.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
	Salary ($)	Bonus ($)	Awards	Awards	Compensation	Compensation		Total
Name and Principal Position	(1)	(2)	($)(3)	($)(3)	($)(2)	($)(4),(5),(6)		($)

Stephen P. MacMillan	900,000	0	673,400	3,416,500	877,500	184,168	(7)	6,051,568
President and Chief Executive Officer
Dean H. Bergy	355,000	0	0	763,435	312,000	78,707		1,509,142
Vice President and Chief Financial Officer
Stephen Si Johnson	498,750	107,960	0	1,380,243	287,040	111,383		2,385,376
Vice President; Group President, MedSurg
James E. Kemler	423,333	32,235	0	1,175,122	287,765	74,525		1,992,980
Vice President; Group President, Biotech, Spine, Osteosynthesis and Development
Luciano Cattani	781,045	90,088	0	830,866	161,052	92,154	(9)	1,955,205
Vice President; Group President, International(8)

(1)	2006 salary amounts represent the cash amounts paid to each individual, and may vary from the 2006 salary rate amounts in the earlier “Compensation Discussion and Analysis — Compensation Elements” on page 8 due to the timing of each NEO’s merit review cycle.

(2)	SEC rules require separation of the discretionary and formulaic aspects of our annual bonus payments into the two separate columns — Bonus and Non-Equity Incentive Plan Compensation. The total bonus payments for Mr. MacMillan, Mr. Bergy, Mr. Johnson, Mr. Kemler and Mr. Cattani were $877,500, $312,000, $395,000, $320,000 and $251,140, respectively.

(3)	Amounts represent 2006 compensation cost recognized based on FAS 123R related to stock or stock option awards during 2006 and prior years. For information on valuation assumptions, see “Compensation Discussion and Analysis — Compensation Elements — Long-term Incentive Compensation” on page 12. The following table sets forth the 2006 compensation cost recognized for 2006 awards or the portion of awards vesting in 2006 from prior grants as shown in the “Stock Awards” and “Option Awards” columns for Mr. MacMillan and “Options Awards” column for the other NEOs.

	2006	2005	2004	2003	2002	2001
Name	Awards ($)	Awards ($)	Awards ($)	Awards ($)	Awards ($)	Awards ($)	Total ($)

Stephen P. MacMillan
— Option Awards	1,949,000	523,500	336,400	607,600	—	—	3,416,500
— Stock Awards	—	—	—	673,400	—	—	673,400
Dean H. Bergy	163,746	174,500	148,016	151,900	78,200	47,073	763,435
Stephen Si Johnson	253,062	261,750	235,480	243,040	230,000	156,911	1,380,243
James E. Kemler	238,176	244,300	201,840	212,660	184,000	94,146	1,175,122
Luciano Cattani	194,103	157,050	148,016	151,900	108,500	71,297	830,866

(4)	Includes 401(k) Plan and Supplemental Plan matching contributions and discretionary contributions made by us in March 2006 on account of the 2005 Plan year. See “Compensation Discussion and Analysis — Compensation Elements — Retirement Plans” on page 14 and the “Nonqualified Deferred Compensation” table on page 26 for additional information regarding these amounts and Plans. Company contributions to the 401(k) and Supplemental Plans were $157,850, $66,000, $97,048 and $74,525 for Mr. MacMillan, Mr. Bergy, Mr. Johnson and Mr. Kemler, respectively.

(5)	As permissible under the disclosure rules established by the SEC, we have not included certain perquisite amounts for Mr. Kemler since the total value of all perquisites and personal benefits to him was less than $10,000.

(6)	Amounts shown include the full expense for the NEOs who participated in a business planning meeting that we have determined under SEC disclosure rules had a personal benefit to those NEOs. Mr. MacMillan, Mr. Bergy, Mr. Johnson and Mr. Cattani participated in the meeting and Mr. Bergy and Mr. Johnson were accompanied by their spouse. The full costs associated with the meeting were $8,636, $12,707, $14,335 and $13,189, respectively.

(7)	Includes $6,600 in dividends paid January 31, 2006 on unvested restricted shares. Also includes the full cost for payment of country club fees ($7,658) and a Company-requested physical examination ($3,424). In 2006, Mr. MacMillan’s spouse or family members accompanied him on four business trips using Company aircraft. There was no aggregate incremental cost to the Company associated with one or more family members accompanying Mr. MacMillan on these flights.

(8)	Dollar amounts in this Proxy Statement with respect to Mr. Cattani have been calculated using an exchange rate of 1.2557 Dollars per Euro, the average of the 2006 monthly average exchange rates.

(9)	Also includes the full cost for premiums paid on life insurance provided to Mr. Cattani of $47,219, the value attributable to personal use of Company-provided automobile, driver service and fuel allowance ($3,373) and the full costs for his spouse’s travel when accompanying Mr. Cattani on one business trip ($9,883). Also includes the full cost for accident insurance and health care insurance ($7,911) and payments required under the governmental pension program in Italy of $10,579, each of which have been included in the table even though they are comparable to programs available to most of our other Italy-based employees.

The following table indicates the “mix” of total direct compensation for the NEOs in 2006 based on salary, total bonus payment and the FAS 123R compensation expense of 2006 option awards:

			Stock Option Grant-
			Date Value using
Name	Salary (%)	Annual Bonus (%)	Black-Scholes (%)(1)

Stephen P. MacMillan	24	24	52
Dean H. Bergy	22	20	58
Stephen Si Johnson	22	17	61
James E. Kemler	21	15	64
Luciano Cattani	37	12	51

(1)	Except for Mr. MacMillan’s grant, calculations use grant-date fair value based on FAS 123R for 2006 stock option grants. For purposes of this table, the calculation does not attribute the compensation cost to the requisite vesting period. Mr. MacMillan’s grant is valued using the compensation cost recognized by the Company in 2006 because his award is intended to be made in lieu of further stock awards until February 2011. We believe use of the 2006 compensation cost best represents Mr. MacMillan’s compensation mix for purposes of this table and presents the award on a comparable basis to that of the other NEOs whose awards are presented on an annual grant basis.

Grants of Plan-Based Awards

This table sets forth additional information regarding the range of annual bonus payout potential for 2006 and the option awards granted to the NEOs in 2006 that are disclosed in the Summary Compensation Table.

					All Other
					Option		Closing
					Awards:	Exercise or	Market
		Estimated Possible Payouts Under Non-			Number of	Base Price of	Price on	Grant-Date Fair
		Equity Incentive Plan Awards			Securities	Option	Date of	Value of Stock
	Grant	Threshold	Target	Maximum	Underlying	Awards	Grant	and Option
Name	Date(1)	($)(2)	($)(2)	($)(2)	Options (#)	($/Sh)(3)	($/Sh)	Awards ($)(4)

Stephen P. MacMillan	2-07-06	270,000	900,000	1,080,000	1,000,000	46.85	47.22	19,490,000
Dean H. Bergy	2-07-06	97,500	325,000	390,000	55,000	46.85	47.22	909,700
Stephen Si Johnson	2-07-06	24,000	480,000	576,000	85,000	46.85	47.22	1,405,900
James E. Kemler	2-07-06	31,825	335,000	402,000	80,000	46.85	47.22	1,323,200
Luciano Cattani	2-07-06	19,526	390,523	468,627	65,000	46.91	47.22	1,078,350

(1)	Grant Date pertains to the 2006 stock option awards.

(2)	Columns under the “Estimated Possible Payments Under Non-Equity Incentive Plan Awards” show the expected payouts if the minimum performance goals were achieved under the structure of each NEO’s annual bonus for fiscal year 2006. The actual bonus could have been lower than threshold, including zero payments. These amounts are not included in the Summary Compensation Table, which includes columns showing the actual bonus payments received in 2006.

(3)	In accordance with the terms of the 1998 Plan, these options were granted at 100% of the closing market price on the day preceding the date of grant, except in the case of the grant to Mr. Cattani whose option grant exercise price was set at a slightly higher price in order to maximize the stock option benefit to him and the Company under Italian tax law. All option grants to Italian employees were made on the same basis. Options have a ten-year term and generally become exercisable as to 20% of the shares on each of the first five anniversary dates of the date of grant. Mr. MacMillan’s special stock option grant vests and becomes exercisable in eight equal annual installments of 100,000 shares, with the balance of 200,000 shares becoming exercisable in 2015.

(4)	Represents grant-date fair value based on FAS 123R for 2006 stock option grants. For information on 2006 valuation assumptions, see “Compensation Discussion and Analysis — Compensation Elements — Long-term Incentive Compensation” on page 12.

Outstanding Equity Awards at Fiscal Year-End

This table sets forth information as to unexercised options and shares of restricted stock that have not vested that were held by the NEOs at December 31, 2006.

					Stock Awards
	Option Awards					Market
	Number of	Number of			Number of	Value of
	Securities	Securities			Shares or	Shares or
	Underlying	Underlying	Option		Units of	Units of
	Unexercised	Unexercised	Exercise	Option	Stock That	Stock That
	Options (#)	Options (#)	Price	Expiration	Have Not	Have Not
Name	Exercisable	Unexercisable (1)	($)	Date	Vested (#)	Vested ($)(2)

Stephen P. MacMillan	120,000	80,000	38.83	10-13-13	40,000	2,204,400
	40,000	60,000	45.21	3-04-14
	30,000	120,000	48.27	4-21-15
	0	1,000,000	46.85	2-06-16

Dean H. Bergy	11,000	0	7.10	3-03-07	0	0
	16,000	0	8.42	8-20-08
	40,000	0	9.39	10-21-08
	40,000	0	12.14	4-19-09
	40,000	0	16.21	4-13-10
	30,000	0	23.30	9-19-11
	27,200	6,800	26.40	4-28-12
	30,000	20,000	38.83	10-13-13
	17,600	26,400	45.21	3-04-14
	10,000	40,000	48.27	4-21-15
	0	55,000	46.85	2-06-16

Stephen Si Johnson	60,000	0	8.42	8-20-08	0	0
	120,000	0	12.14	4-19-09
	200,000	0	16.21	4-13-10
	100,000	0	23.30	9-19-11
	80,000	20,000	26.40	4-28-12
	48,000	32,000	38.83	10-13-13
	28,000	42,000	45.21	3-04-14
	15,000	60,000	48.27	4-21-15
	0	85,000	46.85	2-06-16

James E. Kemler	20,000	0	12.14	4-19-09	0	0
	100,000	0	16.21	4-13-10
	60,000	0	23.30	9-19-11
	64,000	16,000	26.40	4-28-12
	42,000	28,000	38.83	10-13-13
	24,000	36,000	45.21	3-04-14
	14,000	56,000	48.27	4-21-15
	0	80,000	46.85	2-06-16

Luciano Cattani	20,000	0	26.70	9-19-11	0	0
	40,000	10,000	28.53	4-28-12
	30,000	20,000	38.83	10-13-13
	17,600	26,400	45.21	3-04-14
	9,000	36,000	48.27	4-21-15
	0	65,000	46.91	2-06-16

(1)	All vesting schedules for past stock option and restricted stock awards are 20% of the shares on each of the first five anniversary dates of the date of grant, except for Mr. MacMillan’s 2006 grant, which vests and becomes exercisable in eight equal annual installments of 100,000 shares beginning on February 7, 2007 and the balance on February 7, 2015. The actual vesting dates of the awards identified in the table above, by year of grant, are as follows:

Expiration Date	Grant Date	Vesting Dates

3-03-07	3-04-97	Mar. 4th 1998, 1999, 2000, 2001 and 2002
8-20-08	8-21-98	Aug. 21st 1999, 2000, 2001, 2002 and 2003
10-21-08	10-22-98	Oct. 22nd 1999, 2000, 2001, 2002 and 2003
4-19-09	4-20-99	Apr. 20th 2000, 2001, 2002, 2003 and 2004
4-13-10	4-14-00	Apr. 14th 2001, 2002, 2003, 2004 and 2005
9-19-11	9-20-01	Sept. 20th 2002, 2003, 2004, 2005 and 2006
4-28-12	4-29-02	Apr. 29th 2003, 2004, 2005, 2006 and 2007
10-13-13	10-14-03	Oct. 14th 2004, 2005, 2006, 2007 and 2008
3-04-14	3-05-04	Mar. 5th 2005, 2006, 2007, 2008 and 2009
4-21-15	4-22-05	Apr. 22nd 2006, 2007, 2008, 2009 and 2010
CEO grant — 2-06-16	2-07-06	Feb. 7th (10%) 2007, 2008, 2009, 2010, 2011, 2012, 2013, 2014 and (20%) on 2015
All other grants — 2-06-16	2-07-06	Feb. 7th 2007, 2008, 2009, 2010 and 2011

(2)	Represents the unvested portion of the 2003 restricted stock grant (40,000 shares) multiplied by the closing price of the Common Stock as of December 31, 2006 ($55.11), as reported on the NYSE Composite Transactions. These shares will continue to vest in 20,000 share increments on May 31, 2007 and 2008 unless Mr. MacMillan is terminated without cause or for good reason, in which case the shares vest upon termination.

Option Exercises and Stock Vested

This table sets forth information with respect to option exercises and Common Stock acquired upon vesting of restricted stock by the NEOs during 2006.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired on	Value Realized	Acquired on	Value Realized
Name	Exercise (#)	on Exercise ($)(1)	Vesting (#)	on Vesting ($)(2)

Stephen P. MacMillan	0	—	20,000	878,000
Dean H. Bergy	0	—	—	—
Stephen Si Johnson	60,000	2,344,200	—	—
James E. Kemler	0	—	—	—
Luciano Cattani	30,000	529,200	—	—

(1)	Represents the difference between the exercise price and the closing price of the Common Stock as reported on the NYSE Composite Transactions on the exercise date.

(2)	Valued using closing price of the Common Stock as reported on the NYSE Composite Transactions on the vesting date of $43.90.

Pension Benefits

None of our NEOs participates in any defined benefit plan sponsored by us. We make payments to a governmental pension arrangement in Italy on behalf of Mr. Cattani. In 2006, this contribution was $10,579. We have chosen to include the $10,579 amount in the “All Other Compensation” column of the Summary

Compensation Table on page 21 although we are not required by SEC rules to do so since the arrangement is comparable to benefits available to most of our other Italy-based employees.

Nonqualified Deferred Compensation

This table sets forth information regarding the participation of the NEOs in our Supplemental Plan, which is a nonqualified supplemental retirement plan.

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions	Contributions	Earnings in	Withdrawals/	Balance
Name	in Last FY ($)	in Last FY ($)(1)	Last FY ($)	Distributions ($)	at Last FYE ($)

Stephen P. MacMillan	145,550	136,150	84,525	0	685,659
Dean H. Bergy	217,750	44,300	107,037	0	1,000,030
Stephen Si Johnson	122,063	75,348	228,844	0	1,850,128
James E. Kemler	103,500	52,825	82,821	0	1,031,778

(1)	These amounts are included in the “All Other Compensation” column of the Summary Compensation Table on page 21.

Named executive officers, except Mr. Cattani, and certain other executive officers are participating in the Supplemental Plan under which we make matching contributions similar to those made under the 401(k) Plan on amounts in excess of the Internal Revenue Code limits on 401(k) contributions. NEOs may defer up to 75% of salary and bonus under the Plan. In addition to the Company match, subject to approval by the Board of Directors, a discretionary contribution may be made to the 401(k) Plan and the Supplemental Plan each year. In 2006, the Board approved a discretionary contribution of 7% of eligible compensation for all employees eligible under the Plans, including Mr. MacMillan, Mr. Bergy, Mr. Johnson and Mr. Kemler.

Earnings on all amounts in the Supplemental Plan are based on the returns of the investment choices made by the individual. The selected funds and individual allocation may be changed by the participant at any time. NEOs’ investment choices in the Supplemental Plan are identical to the investment choices of all eligible employees under the 401(k) Plan, except that the Supplemental Plan does not allow investment in the Stryker Stock Fund (our matching contribution under the 401(k) Plan on the first 4% of compensation is invested in the Stryker Stock Fund) or life-cycle funds. The investment alternatives are regularly reviewed and periodically change, but as of December 31, 2006, participants could choose among several different investment types, including domestic and international equity, fixed income, short-term investment and balanced fund investments. No guaranteed interest rates or returns are provided on investments in the 401(k) Plan or the Supplemental Plan.

The Company matching and discretionary contributions to the 401(k) and Supplemental Plans vest at the rate of 20% with two years of service, 40% with three years of service, 60% with four years of service and 100% with five years of service. Benefits from the Supplemental Plan may be paid as a lump sum or in installments, or a combination thereof. In most instances, benefits payable to NEOs under the Supplemental Plan will not be paid earlier than six months from termination if termination of employment was for any reason other than death. In the case of death, payments will be made within 60 days if the participant elected such payment alternative. Amounts grandfathered under the Supplemental Plan prior to the introduction of Internal Revenue Code Section 409A may be paid, post termination, based on the individual’s payment election subject to the provisions of the Plan.

In March 2007, our contributions to the 401(k) and Supplemental Plans, inclusive of matching contributions on voluntary deferrals and discretionary contributions on eligible pay for 2006, were $180,730, $70,730, $100,513 and $76,817 for Mr. MacMillan, Mr. Bergy, Mr. Johnson and Mr. Kemler, respectively.

Potential Payments Upon Termination

Potential Payments to Mr. MacMillan Upon Termination:  Mr. MacMillan’s employment agreement, which was entered into at the commencement of his employment with the Company as President and Chief Operating Officer on June 1, 2003 and expires on May 31, 2008, is described under “Compensation Discussion and Analysis — Chief Executive Officer Compensation” beginning on page 17. As it relates to termination events under the agreement:

•	If Mr. MacMillan dies, benefits would be no different from those available to other U.S. employees participating in our benefits plans, except that any unvested restricted stock would become fully vested.

•	If Mr. MacMillan is disabled, his benefits would be no different from those available to other U.S. employees participating in our benefits plans, except that the disability income plan would provide him up to 60% of current salary until the annual plan maximum of $180,000 is reached.

•	If Mr. MacMillan is terminated by the Board without cause or he voluntarily terminates for good reason as defined in his employment agreement, he is entitled to receive:

•	Accrued amounts of salary and bonus earned but not paid;

•	Pro-rated bonus for the fiscal year of termination;

•	A lump sum payment that varies in amount based on the date of termination;

•	The unvested portion of his restricted stock; and

•	Continuation of benefits coverage, including medical, dental, vision, disability and group life insurance, for him and his family.

Under programs available to all U.S. employee participants, regardless of the type of termination, Mr. MacMillan would receive vested amounts from the 401(k) and Supplemental Plans subject to the provisions of the Plans as well as payment for earned and unused vacation days for the year of termination. He would be able to exercise vested stock options for 30 days after termination. Unvested stock options would be forfeited in the case of resignation or termination for cause. Assuming termination without cause or for good reason had occurred on December 31, 2006, the contractual payments Mr. MacMillan would have been eligible to receive from us are estimated to be $5,209,254, excluding the items listed previously in this paragraph since these are available on a similar basis to other employees. The payment estimate consists of:

•	A contractually required lump sum payment of $2,100,000;

•	$877,500 in earned but unpaid bonus for fiscal 2006;

•	$27,354 for benefits coverage (24 months at 2007 benefits plans rates); and

•	Vesting of restricted stock with a value of $2,204,400 (40,000 shares at December 31, 2006 price of $55.11).

Mr. MacMillan’s agreement would require a similar payment until May 31, 2007, after which the total payment decreases to $3,043,377, consisting of:

•	A contractually required lump sum payment of $1,050,000;

•	Earned but unpaid bonus for fiscal 2007 (for purposes of this estimate, we assumed his 2006 bonus of $877,500);

•	$13,677 for benefits coverage (12 months at current 2007 benefits plans rates); and

•	Vesting of $1,102,200 in unvested restricted stock (20,000 shares at December 31, 2006 price of $55.11).

These estimates are provided for a hypothetical termination situation and assume the price of our stock on the assumed termination date of December 31, 2006. Income taxes owed by Mr. MacMillan on any termination payments would not be reimbursed or “grossed-up” under his contract or any of our plans.

Mr. MacMillan’s contract includes provisions pertaining to confidentiality, non-competition, non-solicitation of Stryker customers and employees and non-disparagement for a two-year period following termination.

Potential Payments to Mr. Cattani Upon Termination:   Mr. Cattani is a resident of Italy but was originally hired in Switzerland. Mr. Cattani has an employment agreement under Swiss Labor Law that requires a six-month termination in writing by either party, thereby providing six months of salary continuation (currently estimated at $390,523) from the date of termination notification unless termination is for cause. The employment agreement extends to age 65. Mr. Cattani is 62. Mr. Cattani’s employment agreement contains a non-compete provision, confidentiality requirement and non-solicitation provision for a period of two years after termination. In the event the Company decides to enforce the non-compete provision, the Company will pay Mr. Cattani 25% of his base salary during the non-compete period. If the Company elects to enforce the non-compete provisions of the agreement, we currently estimate the amount at $390,523 in total for the two-year period.

Potential Severance Payments to Other NEOs Upon Termination:  Severance payments under the Company’s discretionary severance policy that may cover Mr. Bergy, Mr. Johnson and Mr. Kemler are described in “Compensation Discussion and Analysis — Employment Agreements and Severance Policy” on page 16. If the Company elected in light of the circumstances of termination to make full payments under the discretionary severance policy, the estimated value of severance payments that would be made to Mr. Bergy, Mr. Johnson and Mr. Kemler, assuming a December 31, 2006 termination date, would be:

Estimated Severance
Name	Payment ($)(1),(2)

Dean H. Bergy	177,500
Stephen Si Johnson	520,000
James E. Kemler	201,667

(1)	Assumes 2006 salary rates and full years of service as of December 31, 2006 of 12, 26 and 11 years for Mr. Bergy, Mr. Johnson and Mr. Kemler, respectively. Future amounts paid at the time of an actual severance would vary from the figures in this table based on factors including termination date, termination event and circumstances, years of service, pay rates at the time and various other factors and assumptions.

(2)	Values do not include payments or benefits that are available to all U.S. employees upon termination, such as payment of accrued salary and vacation pay, the ability to purchase COBRA coverage to continue participation in our health care benefits plans for a period of time, distributions from the 401(k) and Supplemental Plans and the ability to exercise any vested and unexercised stock options within 30 days of termination.

Mr. Bergy, Mr. Johnson and Mr. Kemler have agreed to Stryker’s confidentiality, non-competition and non-solicitation agreement. See “Compensation Discussion and Analysis — Employment Agreements and Severance Policy” on page 16. These agreements provide for potential monthly payments that compensate the individual for not competing in circumstances following termination if the individual is unable to be re-employed without competing, demonstrates efforts to find work that does not violate the non-compete provisions and meets certain other requirements. The agreement is effective for 12 months following termination of employment and requires monthly payment of 1/12th the total salary and incentive bonus (exclusive of benefits, stock options or awards, and any indirect or deferred compensation) paid in the 12 months preceding termination of employment less any compensation the individual has received or has the right to receive from Stryker or any other source during the 12 months following termination, including severance payments. The Company could be required to pay Mr. Bergy, Mr. Johnson and Mr. Kemler amounts totaling $489,500, $373,750 and $541,666, respectively, if we elected to enforce the non-compete provisions and the other requirements were satisfied. The amounts set forth for the NEOs have been reduced for the “Estimated Severance Payment” amounts in the table above, assume 2006 salary and bonus, a December 31, 2006 termination date and no reduction in payment due to other sources of compensation, including amounts received as a result of employment by a non-competitor. Actual future amounts to be paid would vary from the figures above based on factors including termination date, termination event and circumstances, years of service, pay rates at the time, the Company’s decision whether to enforce the non-compete, compensation paid by future employers and other factors and assumptions.

Our 2006 stock option grants have the following treatment at various terminating events:

Reason for Employment Termination:	Vested Shares Exercisable:	Unvested Shares Are:

Death or Disability	For one year from termination(1)	100% vested and exercisable for one year
Retirement(2)	Until original expiration date	100% vested and exercisable until original expiration date
Other Reasons	For 30 days from termination	Forfeited

(1)	Three years in the case of Mr. MacMillan’s 2006 special grant.

(2)	Retirement is defined for purposes of our stock option plans as termination at or after age 65, or age 60 if the individual has been employed by us for 10 years. In the event of retirement, unvested options become fully vested and are exercisable until the original expiration date. As of December 31 2006, none of the NEOs meet the age and service requirements for retirement as defined in the option plans.

Unvested stock options are forfeited in the cases of resignation or termination for cause. The timing of payment of certain amounts, for example the Supplemental Plan payments, are structured to comply with Internal Revenue Code Section 409A, which generally requires payments (other than grandfathered payments) to our NEOs to be made no earlier than six months following termination.

We do not provide any form of post-retirement health care benefits to NEOs or any other employee.

Potential Payments Upon Certain Corporate Transactions:  Our 1988 and 1998 Stock Option Plans do not specifically provide for acceleration of vesting in the event of a change-in-control, although the Board could decide to do so. The 2006 Plan, under which no equity awards have currently been issued, expressly permits the Compensation Committee at its sole discretion to accelerate vesting and take other actions with respect to awards that it deems appropriate following a change-in-control.

As of December 31, 2006, each NEO holds the following unvested stock options from the 1988 and 1998 Stock Option Plans that, at the discretion of the Board of Directors, could be vested upon the occurrence of certain significant corporate transactions such as a merger or other business combination.

	Number of Shares Underlying	Unrealized Value of
Name	Unvested Options (#)	Unvested Options ($)(1)

Stephen P. MacMillan(2)	1,260,000	10,977,200
Dean H. Bergy	148,200	1,510,088
Stephen Si Johnson	239,000	2,623,460
James E. Kemler	216,000	2,315,440
Luciano Cattani	157,400	1,632,000

(1)	The unrealized value of unvested options was calculated by multiplying the number of shares underlying unvested options by the closing price of the stock as of December 31, 2006 ($55.11), less the exercise price of the unvested option grants.

(2)	Mr. MacMillan’s 2003 restricted stock award is not included since acceleration of vesting occurs only in instances of termination without cause or termination for good reason. Mr. MacMillan’s unvested restricted shares as of December 31, 2006, were 40,000 and the value of the shares was $2,204,400 assuming a December 31, 2006 stock price.

COMPENSATION OF DIRECTORS

Director Compensation

This table sets forth information regarding compensation paid during 2006 to directors who were not employees. Mr. MacMillan, who is an employee, does not receive any separate compensation as a director. His compensation is fully reflected in the Summary Compensation Table and, as appropriate, in the other tables included under “Executive Compensation” beginning on page 21.

	Fees Earned		All Other
	or Paid in	Option	Compensation
Name	Cash ($)(1)	Awards ($)(2)	($)(3)	Total ($)

John W. Brown	500,000	1,033,941	4,080	1,538,021
Howard E. Cox, Jr.	110,000	264,493	0	374,493
Donald M. Engelman, Ph.D.	110,000	264,493	144,925	519,418
Louise L. Francesconi	55,000	11,770	0	66,770
Jerome H. Grossman, M.D.	116,666	264,493	0	381,159
William U. Parfet	113,333	264,493	0	377,826
Ronda E. Stryker	110,000	149,209	0	259,209

(1)	Mr. Parfet served as Chair of the Audit Committee from January through April of 2006 and received an annual fee of $110,000 plus prorated Chair fee of $3,333. Dr. Grossman became Chair of the Audit Committee in May 2006 and received an annual fee of $110,000 plus prorated Chair fee of $6,666. Ms. Francesconi’s annual fee is prorated for partial year of service as a newly appointed director on July 26, 2006.

(2)	Amounts represent 2006 compensation cost based on FAS 123R related to stock option awards during 2006 and prior years. For information on 2006 and prior year valuation assumptions, see “Compensation Discussion and Analysis — Compensation Elements — Long-term Incentive Compensation” on page 12. The following table sets forth the 2006 compensation cost recognized for 2006 awards or the portion of awards vesting in 2006 from prior grants as shown in the “Option Awards” column of the preceding table.

	2006	2005	2004	2003	2002	2001	Total
Name	Awards ($)	Awards ($)	Awards ($)	Awards ($)	Awards ($)	Awards ($)	($)

John W. Brown	140,590	27,920	235,480	243,040	230,000	156,911	1,033,941
Howard E. Cox, Jr.	140,590	27,920	26,912	30,380	23,000	15,691	264,493
Donald M. Engelman, Ph.D.	140,590	27,920	26,912	30,380	23,000	15,691	264,493
Louise L. Francesconi	11,770	—	—	—	—	—	11,770
Jerome H. Grossman, M.D.	140,590	27,920	26,912	30,380	23,000	15,691	264,493
William U. Parfet	140,590	27,920	26,912	30,380	23,000	15,691	264,493
Ronda E. Stryker	25,306	27,920	26,912	30,380	23,000	15,691	149,209

As required by SEC disclosure rules, the “Option Awards” column includes the total compensation cost to the Company for 2006 and prior year grants. Amounts for Mr. Brown for 2004 and prior years include the compensation cost of awards made while he was Chief Executive Officer, as well as a director. In 2006, option grants to retirement-eligible directors are required to be expensed 100% at grant, while grants to non-retirement-eligible directors (Ms. Francesconi and Ms. Stryker) are expensed ratably over the vesting period. We estimate the value of the 2006 stock option award of 8,500 shares to each director at $140,590 per director, regardless of accounting treatment or retirement eligibility.

(3)	Country club fees paid on Mr. Brown’s behalf and consulting fees paid to Dr. Engelman at the rate of $4,250 per day for services rendered in 2006.

The grant-date fair value based on FAS 123R of the stock option awards granted in 2006, the FAS 123R compensation cost recognized for 2006 grants and outstanding option awards at December 31, 2006 were:

	Grant-Date Fair Value	Compensation Cost	Option Awards
	based on FAS 123R of	Recognized for 2006	Outstanding at
Name	2006 Grants ($)	Grants ($)(1)	December 31, 2006 (#)

John W. Brown	140,590	140,590	766,500
Howard E. Cox, Jr.	140,590	140,590	134,500
Donald M. Engelman, Ph.D.	140,590	140,590	134,500
Louise L. Francesconi(2)	136,680	11,770	8,500
Jerome H. Grossman, M.D.	140,590	140,590	134,500
William U. Parfet	140,590	140,590	134,500
Ronda E. Stryker	140,590	25,306	94,500

(1)	Amounts represent the 2006 FAS 123R compensation cost recognized by the Company for 2006 stock option awards. Directors of retirement-eligible age require full recognition of compensation cost at grant under FAS 123R accounting rules. Ms. Francesconi and Ms. Stryker are not retirement eligible.

(2)	Ms. Francesconi’s grant was made upon joining the Board on July 26, 2006. The Black-Scholes assumptions associated with this grant are expected option life of 6.5 years, expected dividend yield of 0.24%, expected stock price volatility of 24.0% and a risk-free interest rate of 4.90%.

Directors who are not employees received a fixed annual fee of $110,000 in 2006. Mr. Brown, who served as non-executive Chair of the Board, received a fixed annual fee of $500,000. The annual fee to be paid to directors in 2007 has been increased to $115,000 (the additional fee received by the Audit Committee Chair remains $10,000) and the fee to be paid to Mr. Brown as non-executive Chair of the Board was reduced to $250,000.

During 2006, each outside director was granted an option to purchase 8,500 shares of Common Stock, with an exercise price equal to the closing price on the day before the grant date. On February 14, 2007, each outside director was granted an option to purchase 7,700 shares, with an exercise price equal to the prior day’s closing price. Options to non-employee directors become exercisable at 20% per year over five years. Non-employee directors are subject to our stock ownership guidelines of five times annual retainer within five years of joining the Board. See “Compensation Discussion and Analysis — Executive and Non-Employee Director Stock Ownership Guidelines” on page 15. Dr. Engelman continues to serve as a consultant at the daily rate of $4,500 in 2007.

AUDIT COMMITTEE REPORT

We constitute the Audit Committee of the Board of Directors of Stryker Corporation. We serve in an oversight capacity and are not intended to be part of Stryker’s operational or managerial decision-making process. Management is responsible for the preparation, integrity and fair presentation of information in the Consolidated Financial Statements, the financial reporting process and internal control over financial reporting. Stryker’s independent registered public accounting firm is responsible for performing independent audits of the Consolidated Financial Statements and an audit of managements’ assessment of internal control over financial reporting. We monitor and oversee these processes. We also approve the selection and appointment of Stryker’s independent registered public accounting firm and recommend the ratification of such selection and appointment to the Board.

In this context, we met and held discussions with management and Ernst & Young LLP throughout the year and reported the results of our activities to the Board of Directors. We specifically did the following:

•	Reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2006 with Stryker’s management;

•	Discussed with Ernst & Young LLP the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards), as amended; and

•	Received written disclosure regarding independence from Ernst & Young LLP as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with Ernst & Young LLP its independence.

Submitted by:

Jerome H. Grossman, Chairman
Howard E. Cox, Jr.
William U. Parfet

Members of the Audit Committee

PROPOSAL 1 — ELECTION OF DIRECTORS

Eight directors are to be elected to serve until the next annual meeting of shareholders and until their successors have been duly elected and qualified. All of the nominees listed below are currently members of our Board of Directors. The nominees have consented to serve if elected and we have no reason to believe that any of them will be unable to serve. If any nominee becomes unavailable for any reason, proxies will be voted for the alternate candidate, if any, chosen by the Board or the number of directors constituting the full Board will be reduced to eliminate the vacancy.

The proxies will vote for the election of each of the nominees unless you indicate that your vote should be withheld for any or all of them. The Board of Directors recommends that shareholders vote FOR all nominees.  Directors are elected by a plurality of the votes cast. Votes withheld from a nominee will not count against his or her election. However, any director who receives a greater number of votes withheld then votes for will be required to tender his or her resignation under the majority voting policy adopted by the Board as part of the Corporate Governance Guidelines. Under the policy, in an election where the only nominees are those recommended by the Board, any nominee for director who receives a greater number of votes withheld from his or her election than votes for his or her election must promptly tender his or her resignation. The Governance and Nominating Committee will promptly consider the resignation and recommend to the Board whether to accept the tendered resignation or reject it. The Board will act on the Governance and Nominating Committee’s recommendation no later than 90 days thereafter. The Company will promptly publicly disclose the Board’s decision whether to accept the resignation and, if applicable, the reasons for rejecting the tendered resignation in a Form 8-K filed with the SEC. If one or more resignations are accepted by the Board, the Governance and Nominating Committee will recommend to the Board whether to fill the vacancy or vacancies or to reduce the size of the Board.

The following information respecting the nominees for election as directors has been furnished by them.

Name, Age, Principal Occupation	Director
And Other Information	Since

John W. Brown, age 72	1977
Chairman of the Board of the Company, since 1981; President and Chief Executive Officer of the Company from February 1977 to June 2003; and Chief Executive Officer of the Company from June 2003 through December 2004. Also a director of St. Jude Medical, Inc., a medical device company, Gen-Probe, Inc., a manufacturer of nucleic tests to diagnose human diseases and screen human blood, and the American Business Conference, an association of mid-size growth companies, and Chairman, The Institute for Health Technology Studies.

Howard E. Cox, Jr., age 63	1974
Partner of Greylock and its affiliated venture capital partnerships since 1971.
Donald M. Engelman, Ph.d., age 66	1989
Eugene Higgins Professor of Molecular Biophysics and Biochemistry, Yale University, since 1979, with assignment to Yale College, the Graduate School and the Medical School. Also a trustee of Reed College and a member of the National Academy of Science since 1997.

Louise L. Francesconi, age 53	2006
Vice President of Raytheon Company and President of its Missile Systems business, which she has led since 1996. Also a member of the Tucson Medical Center HealthCare board of trustees, a director of the Tucson Airport Authority and a member of the national board of advisors for the Eller College of Management of the University of Arizona.

Jerome H. Grossman, M.D., age 67	1982
Senior Fellow and Director of the Harvard/Kennedy School Health Care Delivery Policy Program at John F. Kennedy School of Government, Harvard University, since 2001. Chairman and Chief Executive Officer of Lion Gate Management Corporation, the holding company for a group of endeavors to advance the health care delivery system, since 1999. Also, Chairman Emeritus of New England Medical Center, Inc., where he served as Chairman and CEO from 1979 to 1995, honorary physician at the Massachusetts General Hospital and Adjunct Professor of Medicine at Tufts University School of Medicine. Also a trustee of PennMedicine (University of Pennsylvania Medical School and Health System), Mayo Clinic and a director of Eureka Medical, Inc., a network serving medical inventors.

Name, Age, Principal Occupation	Director
And Other Information	Since

Stephen P. Macmillan, age 43	2005
President and Chief Executive Officer of the Company since January 2005; and President and Chief Operating Officer of the Company from June 2003 through December 2004. Prior to joining the Company in June 2003, he was Sector Vice President, Global Specialty Operations of Pharmacia Corporation from December 1999 and was President of Johnson & Johnson — Merck Consumer Pharmaceuticals from January to December 1999 and had held other positions at Johnson & Johnson since 1989.

William U. Parfet, age 60	1993
Chairman and Chief Executive Officer of MPI Research, Inc., a drug safety and pharmaceutical development company, since 1999. Also a director of Monsanto Company, a provider of agricultural products that improve farm productivity, and Taubman Centers, Inc., a real estate development company.

Ronda E. Stryker, age 52	1984
Granddaughter of the founder of the Company and daughter of the former President of the Company. Also Vice Chair and a director of Greenleaf Trust, a bank, Vice Chair and trustee of Spelman College, and a trustee of Kalamazoo College and the Kalamazoo Community Foundation.

PROPOSAL 2 — APPROVAL OF THE EXECUTIVE BONUS PLAN

Plan Description

Bonuses have been and are an essential component of the total compensation package for our executives as a means to attract and retain highly qualified individuals and provide financial incentives for them. In February 2007, the Board of Directors adopted the Executive Bonus Plan, effective as of January 1, 2007, subject to approval by the shareholders. The Plan will continue indefinitely unless suspended or terminated by the Board.

The Plan establishes a maximum award (“formula bonus”) of 0.75% of adjusted operating income (operating income as reported in our publicly filed financial statements increased by the amount of any in-process research and development charges reflected in such operating income) for the performance period (generally our fiscal year) and provides a further limitation that in no event will the amount awarded to any participant in respect of a fiscal year exceed $12 million. The Plan grants the Compensation Committee discretion to reduce the formula bonus percentage of operating income to below 0.75% for one or more participants for any performance period and to reduce any participant’s actual bonus to below the formula bonus (or to pay no bonus). The Compensation Committee intends to exercise such discretion by establishing at its regularly scheduled meeting in February of each performance year additional performance criteria that will further limit a participant’s actual bonus. Bonuses will be paid promptly after the end of the performance period based on actual performance results as certified by the Compensation Committee.

Bonus awards under the Plan may be paid in cash, unrestricted or restricted Common Stock issued under our 2006 Long-Term Incentive Plan or any subsequent shareholder-approved plan, or a combination of cash and shares. The Compensation Committee may also provide for deferral of a bonus payment under any nonqualified deferred compensation program.

The persons eligible to be participants under the Plan commencing in 2007 will be the Chief Executive Officer and other executive officers whose compensation may be subject to the limitations of Section 162(m) of the Internal Revenue Code.

The Plan will be administered by the Compensation Committee, which will have full authority to interpret the Plan, to establish rules and regulations relating to the operation of the Plan, to select participants, to determine the amount of an award (subject to the Plan limitations) and to make all determinations and take all other actions necessary or appropriate for the proper administration of the Plan. The Compensation Committee’s interpretation of the Plan, and all actions taken within the scope of its authority, will be final and binding. No member of the Compensation Committee will be eligible to participate in the Plan.

The Board of Directors may at any time suspend or terminate the Plan and may amend the Plan from time to time as it deems advisable, subject to any requirement for shareholder approval under applicable law, including Section 162(m). No amendment that adversely affects a participant’s rights to, or interest in, an award granted prior to the date of the amendment will be effective without the participant’s consent.

At its meeting in February 2007, the Compensation Committee designated the participants in the Plan (subject to shareholder approval of the Plan) and their target bonus amount for 2007 (subject to the Plan limitations) as follows:

Name	Target Bonus ($)

Stephen P. MacMillan	1,000,000
Dean H. Bergy	340,000
Stephen Si Johnson	510,000
James E. Kemler	370,000
Luciano Cattani (Euros in USD)	404,335

The principal performance criteria that will be used to determine the actual bonus amounts are Company net earnings per share, cash from operations and sales for Mr. MacMillan and Mr. Bergy, and Company net earnings per share, and operating income, cash flow, sales and inventory management for the businesses for which they are responsible, in the case of the others. Participants will have the opportunity (subject to the Plan limitations) to earn an additional bonus up to 20% of the target bonus in 2007 if the Company’s budgeted sales are exceeded, subject to the requirement that the Company’s budgeted net earnings per share and cash from operations are achieved. In addition, as has been the case in the past, the final determination of the actual bonuses may include a subjective evaluation of each individual’s performance during the year taking into account other criteria determined by the Compensation Committee to be relevant to a determination of the participant’s overall contribution to the Company during the year.

For information regarding bonus and other non-equity incentive compensation payments made to the named executive officers with respect to 2006, see “Compensation Discussion and Analysis — Compensation Elements — Annual Bonus” on page 9.

Information About Equity Compensation Plans

Set forth below is information with respect to equity compensation plans under which Common Stock of the Company was authorized for issuance as of December 31, 2006.

Number of securities
remaining available for
future issuance under
	Number of securities to	Weighted-average	equity compensation
	be issued upon exercise	exercise price of	plans (excluding
	of outstanding options,	outstanding options,	securities reflected in
Plan Category	warrants and rights (1)	warrants and rights	first column) (2)

Equity compensation plans approved by shareholders	25,370,100	$33.35	26,739,564

(1)	Options outstanding under our 1988 Stock Option Plan and 1998 Stock Option Plan.

(2)	Includes our 1998 Stock Option Plan and 2006 Long-Term Incentive Plan, as well as our Performance Incentive Award Plan pursuant to which shares of Common Stock may be awarded to employees of the Company and its operating subsidiaries and divisions in recognition of outstanding performance and achievements in sales, research and development, operations and other areas.

There are no equity compensation plans that were not approved by shareholders.

Vote Required

Approval of the Plan requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting provided that the total vote cast represents over 50% of the outstanding shares. The Board of Directors recommends that shareholders vote FOR approval of the Plan.

PROPOSAL 3 — RATIFICATION OF APPOINTMENT OF OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Ernst & Young LLP to serve as our independent registered public accounting firm for 2007, subject to approval of the scope of the audit engagement and the estimated audit fees, which are to be presented to the Committee at its July meeting. While not required, we are submitting the appointment to the shareholders as a matter of good corporate practice to obtain their views. The affirmative vote of a majority of the votes cast at the annual meeting on the proposal is required for ratification. The Board of Directors recommends that shareholders vote FOR ratification of the appointment of Ernst & Young LLP as our Company’s independent registered public accounting firm for 2007. If the appointment is not ratified, it will be considered as a recommendation that the Audit Committee consider the appointment of a different firm to serve as independent registered public accounting firm for the year 2008. Even if the appointment is ratified, the Audit Committee may select a different independent registered public accounting firm at any time if it determines that such a change would be in the best interests of Stryker and its shareholders.

Relationship with Ernst & Young LLP

Ernst & Young LLP has acted in this capacity for many years. Ernst & Young LLP has advised us that neither the firm nor any of its members or associates has any direct financial interest or any material indirect financial interest in the Company or any of its affiliates other than as accountants. Representatives of Ernst & Young LLP are expected to be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

The fees billed by Ernst & Young LLP with respect to the years ended December 31, 2006 and 2005 were as follows:

	2006	2005

Audit Fees	$4,087,000	$4,007,000
Audit-Related Fees	132,000	252,000
Tax Fees	937,000	796,000

Audit Fees include amounts billed for the annual audit of our annual Consolidated Financial Statements, the audit of internal control over financial reporting, the review of the Consolidated Financial Statements included in the Forms 10-Q filed by us during each year, the completion of statutory audits required in certain foreign jurisdictions and consultations concerning accounting matters associated with the annual audit. Audit-Related Fees include amounts billed for audits of our employee benefits plans and general accounting consultations and services that are unrelated to the annual audit. Tax Fees include fees for tax compliance services and consultation on other tax matters. It is expected that Ernst & Young LLP will provide similar non-audit services during the year 2007. In connection with its review and evaluation of non-audit services, the Audit Committee is required to and does consider and conclude that the provision of the non-audit services is compatible with maintaining the independence of Ernst & Young LLP.

Under its charter, the Audit Committee must pre-approve all audit and non-audit services to be performed by Ernst & Young LLP other than non-audit services that satisfy a de minimus exception provided by applicable law. In the event we wish to engage Ernst & Young LLP to perform non-audit services, management prepares a summary of the proposed engagement, detailing the nature of the engagement, the reasons why Ernst & Young LLP is the preferred provider of the services and the estimated duration and cost of the engagement. At the Audit Committee’s February meeting, certain recurring non-audit services and the proposed fees are reviewed and evaluated. At subsequent meetings, the Audit Committee receives updates regarding the services actually provided and management may present additional services for approval. The Audit Committee has delegated to the Chair or, in his absence, any other member the authority to evaluate and approve projects and related fees if circumstances require approval between meetings of the Committee. Any such approval is reported to the full committee at its next meeting.

PROPOSAL 4 — SHAREHOLDER PROPOSAL

The following proposal and supporting statement were submitted by the AFL-CIO Reserve Fund, 815 Sixteenth Street, Washington, D.C. 20006, which advised us that it is the beneficial owner of 300 shares of our Common Stock.

Shareholder Proposal

RESOLVED, that the shareholders of Stryker Corporation (the “Company”) urge the Board of Directors to adopt a policy that a significant portion of future equity compensation grants to senior executives shall be shares of stock that require the achievement of performance goals as a prerequisite to vesting (“performance-vesting shares”).

This policy shall apply to existing employment agreements and equity compensation plans only if the use of performance-vesting shares can be legally implemented by the Company and will otherwise apply to the design of all future plans and agreements.

Supporting Statement

We believe that our Company’s compensation policies should encourage the ownership of stock by senior executives in order to align their interests with those of shareholders. To achieve this goal, we favor granting senior executives actual shares of stock that vest only after meeting specified performance goals. In our opinion, performance-vesting shares are a better form of equity compensation than fixed-price stock options or time-vesting restricted stock.

Fixed-price stock option grants provide senior executives with incentives that may not be in the best interests of long-term shareholders. In our view, stock option grants promise executives all the benefit of share price increases with none of the risk of share price declines. This asymmetrical incentive structure can reward executives for share price volatility, a measure of investment risk. Stock options can also reward short-term decision-making because many executives’ options can be exercised just one year after the grant date. Furthermore, we believe that stock options can create a strong incentive to manipulate a company’s stock price through questionable or even fraudulent accounting.

Questions have been raised regarding the use of stock options. Berkshire Hathaway CEO Warren Buffet has characterized fixed-price stock options as “really a royalty on the passage of time.” Former Federal Reserve Chairman Alan Greenspan blamed poorly-structured options for the ‘infectious greed’ of the 1990s, because “they failed to properly align the long-term interests of shareholders and managers.” A July 15, 2006 article in The Wall Street Journal noted that even though our Company did not regularly grant options in September, Stryker top executives received option grants shortly after the 9/11 terrorist attacks, at one of the lowest closing prices of the calendar year.

Similarly, we oppose granting executives time-vesting restricted stock that does not include any performance requirements. In our view, time-vesting restricted stock rewards tenure, not performance. Instead, we believe vesting requirements should be tailored to measure each individual executive’s performance through disclosed benchmarks, in addition to the Company’s share price. To align their incentives with those of long-term shareholders, we also believe that senior executives should be required to hold a significant portion of these performance-vesting shares for as long as they remain executives of the Company.

Executive compensation consultant Pearl Meyer has said “if a company is going to issue restricted stock grants as a way of making sure executives are owners rather than optionees, the grant should be earned on a performance basis — it shouldn’t be just a giveaway.”

Stryker’s Statement in Opposition

Executive compensation at Stryker is overseen by the Board of Directors through the Compensation Committee. The Compensation Committee consists exclusively of independent directors who make decisions they believe are in the best long-term interests of Stryker and our shareholders. The Board of Directors believes that the Compensation Committee should retain the flexibility to make compensation decisions based on a review of all relevant information in order to be in the best position to attract, motivate and retain talented executives in the highly competitive market in which we compete for talent.

The Compensation Committee and management have structured Stryker’s compensation programs so that a significant portion of each executive’s total compensation is at risk. Our existing compensation program for our senior executives directly links annual incentive compensation to financial and non-financial performance measures and objectives. In 2006, between 63% and 79% of the value of our NEOs’ direct compensation (based on FAS 123R compensation expense in the case of stock options) came from variable, at-risk compensation in the form of bonuses and stock options.

We expect our senior management to hold meaningful levels of ownership in Stryker stock. To further align the interests of our senior executives with our shareholders and assure they are focused on achieving long-term shareholder value, our Board has adopted stock ownership guidelines. These guidelines generally require ownership of stock valued at five times the annual salary for the Chief Executive Officer and three times annual salary for other corporate officers. As previously discussed (see page 15), each of our NEOs is at or above the applicable ownership guideline. In February 2007, we modified our Stock Ownership Guidelines to require that senior executives who have not achieved their target level of ownership hold 25% of the net shares from option exercises until their ownership guideline is achieved.

Our stock options, which vest over a period of at least five years, are inherently a form of performance-oriented incentive compensation. Their eventual value to the recipient is directly linked to the stock price, which is largely driven by the Company’s performance over the long term. We do not believe they reward or encourage short-term decision making.

Our historic levels of stock option usage, as measured by shareholder dilution metrics such as overhang and run rate and the total accounting expense recognized as a result of option grants, have been conservative and are in the lowest quartile of industry practice.

Timing of long-term incentive awards has been addressed by our new equity-based compensation granting policy (see page 16). This policy provides that our annual equity-based awards will be granted by the Compensation Committee on the date of the regularly scheduled February meeting of the Board of Directors.

Our 2006 Long-Term Incentive Plan, which was approved by shareholders at the 2006 annual meeting, provides us additional flexibility in making awards to senior executives by allowing for the use not only of time-vesting options but also performance-vesting stock options, time and/or performance-based restricted stock and other types of stock or unit awards that may be performance-based in the discretion of the Compensation Committee. The Board of Directors notes that time-vesting restricted stock awards may have a place in meeting the Company’s long-term incentive objectives. For example, service-based restricted stock may be appropriate for instances where significant employee retention concerns exist, in certain instances of hiring senior executives or to support an executive, in addition to his or her own purchase of stock, in building a meaningful stock ownership position in the Company.

The Board of Directors believes that adopting a policy that requires that a significant portion of future equity compensation grants to senior executives automatically be performance-vesting shares would put us at a competitive disadvantage. That approach would severely restrict the Compensation Committee’s discretion to select from among the alternatives available under our incentive plans.

Our Board of Directors and Compensation Committee have determined, given Stryker’s facts and circumstances at this time, that continued use of stock options most appropriately compensates our senior executives in a manner designed to enable us to achieve our long-term goals and increase shareholder value. The Board of Directors and Compensation Committee continuously monitor and evaluate our compensation policies and practices in light of those goals.

The Board of Directors believes that it is to the benefit of Stryker to retain flexibility with respect to executive compensation rather than to commit in advance that a significant portion of future grants be of any particular type and that the proposal, by unduly focusing on performance-vesting shares, could potentially undermine the long-term interests of the shareholders by adversely affecting our ability to attract and retain the talented executives necessary to manage our businesses.

For the reasons set forth above, the Board of Directors has determined that the shareholder proposal does not serve the best interests of Stryker or its shareholders and recommends a vote AGAINST it.

ADDITIONAL INFORMATION

Shareholder Proposals for the 2008 Annual Meeting

If you would like to submit a proposal for inclusion in the proxy materials for our 2008 annual meeting, the proposal must be received by our corporate Secretary at 2825 Airview Boulevard, Kalamazoo, Michigan 49002 on or prior to November 16, 2007. The inclusion of any proposal in the proxy statement and form of proxy for such meeting will be subject to applicable SEC rules.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires beneficial owners of more than 10% of our Common Stock, among others, to file reports with respect to changes in their ownership of Common Stock. Jon L. Stryker, who is a member of the Advisory Committee for the Stryker Trusts, was late in filing a Form 4 with respect to a transaction in December 2006.

Other Action

At this time, we do not know of any matter to be brought before the meeting other than those referred to above. If any additional matter should properly come before the meeting, it is the intention of the persons named in the enclosed proxy to vote said proxy in accordance with their judgment on such matter.

Expenses of Solicitation

The cost of solicitation of proxies for the annual meeting is being paid by the Company. In addition to solicitation by mail, proxies may be solicited by officers, directors and regular employees of the Company personally or by telephone or other means of communication. The Company will, upon request, reimburse brokers and other nominees for their reasonable expenses in forwarding the proxy material to the beneficial owners of the stock held in street name by such persons.

By Order of the Board of Directors

Thomas R. Winkel
Secretary

March 16, 2007

c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509

Vote by Telephone

Have your proxy card available when you call Toll-Free 1-888-693-8683 using a touch-tone phone and follow the simple instructions to record your vote.

Vote by Internet

Have your proxy card available when you access the website http://www.cesvote.com and follow the simple instructions to record your vote .

Vote by Mail

Please mark, sign and date your proxy card and return it in the postage-paid envelope provided or return it to: National City Bank, P.O. Box 535300, Pittsburgh, PA 15253.

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è

Proxy card must be signed and dated below.
ê Please fold and detach card at perforation before mailing. ê

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING TO BE HELD ON APRIL 25, 2007
The undersigned, having received the Notice of Annual Meeting of Shareholders and Proxy Statement, each dated March 16, 2007, hereby appoints JEROME H. GROSSMAN and RONDA E. STRYKER, and each of them, as Proxies with full power of substitution, and hereby authorize(s) them to represent and to vote all shares of Common Stock of Stryker Corporation that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 25, 2007, or at any adjournment thereof, as set forth on the reverse side hereof and, in their discretion, to vote upon such other matters as may properly come before the Annual Meeting.

Signature

Signature (If held jointly)

Dated:	, 2007.

Please sign exactly as name appears to the left. When shares are held by joint tenants, both should sign. When signed as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.
PLEASE MARK, SIGN, AND DATE THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE.

YOUR VOTE IS IMPORTANT
If you do not vote by telephone or Internet, please sign and date this proxy card and return it promptly in the enclosed postage-paid envelope, or otherwise to National City Bank, P.O. Box 535300, Pittsburgh, PA 15253, so your shares will be represented at the Annual Meeting. If you vote by telephone or Internet, do not mail this proxy card.

ê Please fold and detach card at perforation before mailing. ê

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR Proposals 1, 2 and 3 and AGAINST Proposal 4.
The Board of Directors recommends a vote FOR each of these nominees.
Proposal	1.	Election of Directors.

Nominees:	(1)	John W. Brown	(2)	Howard E. Cox, Jr.	(3)	Donald M. Engelman	(4)	Jerome H. Grossman
	(5)	Louise L. Francesconi	(6)	Stephen P. MacMillan	(7)	William U. Parfet	(8)	Ronda E. Stryker

	☐	FOR all nominees listed above (except as otherwise marked below)			☐	WITHHOLD AUTHORITY to vote for all nominees listed above

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee’s name or number on the line below.

The Board of Directors recommends a vote FOR Proposal 2.
Proposal 2. Approval of the Executive Bonus Plan.

☐	FOR	☐	AGAINST	☐	ABSTAIN
The Board of Directors recommends a vote FOR Proposal 3.
Proposal 3. Ratification of the appointment of Ernst & Young LLP as independent auditors for 2007.

☐	FOR	☐	AGAINST	☐	ABSTAIN
The Board of Directors recommends a vote AGAINST Proposal 4.
Proposal 4. Shareholder proposal regarding granting of performance-vesting shares to senior executives.

☐	FOR	☐	AGAINST	☐	ABSTAIN
(CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

c/o National City Bank Shareholder Services Operations Locator 5352 P. O. Box 94509 Cleveland, OH 44101-4509
YOUR VOTE IS IMPORTANT
Please mark, sign and date this voting instruction card and return it promptly in the enclosed postage-paid envelope, or otherwise to National City Bank, P.O. Box 535300, Pittsburgh, PA 15253, so your shares may be voted at the Annual Meeting on the questions of approval of the Executive Bonus Plan and the shareholder proposal. If you do not provide voting instructions to Vanguard within the prescribed time, the shares in your Plan account will be voted by Vanguard in the same proportion as the shares held by Vanguard for which timely voting instructions have been received from other participants in the Plan.

Instruction card must be signed and dated below.
ê  Please fold and detach card at perforation before mailing.  ê

Voting Instructions for the Annual Meeting of Shareholders
As a participant in the Stryker Corporation 401(k) savings and retirement plans (the “Savings Plan”), you have the right to direct Vanguard Fiduciary Trust Company (“Vanguard”), as trustee of the Savings Plan, as to how to vote the shares of Stryker Corporation allocated to your individual account under the Savings Plan on the questions of approval of the Executive Bonus Plan and the shareholder proposal. Your instructions to Vanguard will be tabulated confidentially.
This Voting Instruction card, when properly executed, will be voted in the manner directed by the undersigned Plan participant. To instruct Vanguard how to vote, this card must be properly completed and received by 11:59 p.m., Eastern Daylight Saving Time, on April 20, 2007.
The Board of Directors recommends a vote FOR Proposal 2.
Proposal 2. Approval of the Executive Bonus Plan.

☐	FOR	☐	AGAINST	☐	ABSTAIN
The Board of Directors recommends a vote AGAINST Proposal 4.
Proposal 4. Shareholder proposal regarding granting of performance-vesting shares to senior executives.

☐	FOR	☐	AGAINST	☐	ABSTAIN

Signature

Dated:

Please sign name exactly as it appears to the left.
PLEASE MARK, SIGN, AND DATE THIS INSTRUCTION CARD AND RETURN IT IN THE ENCLOSED ENVELOPE.